EXHIBIT 99.1
STATE OF VERMONT PUBLIC SERVICE BOARD Docket No. 7336

Petition of Central Vermont Public Service Corporation for approval of an Alternative Regulation Plan pursuant to 30 V.S.A § 218d	) ) )	Hearings at Montpelier, Vermont July 9 and 10, 2008

Order entered: 9/30/2008 ORDER APPROVING ALTERNATIVE REGULATION PLAN AND NOTICE OF STATUS CONFERENCE
PRESENT: APPEARANCES:
James Volz, Chairman
David C. Coen, Board Member
John D. Burke, Board Member

Dale A. Rocheleau, Esq.
Kenneth C. Picton, Esq.
Morris L. Silver, Esq.
for Central Vermont Public Service Corporation

Geoffrey A. Commons, Esq.
for Vermont Department of Public Service

Sandra Levine, Esq.
for Conservation Law Foundation

James Dumont, Esq.
for AARP

Docket No. 7336

Table of Contents
I.	Introduction	4
II.	Procedural History	6
III.	The Alternative Regulation Plan	9
	A. Findings	9
	1. The Power Cost Adjustment Mechanism ("PCAM")	11
	2. The Rate Increase Capping Mechanism	12
	3. Earnings-Sharing Adjustment Mechanism ("ESAM")	15
	4. The "Dead-Band" for Exogenous Costs	17
	5. The Annual Base-Rate Adjustment Process	18
	6. Determining Initial Base Rates for 2009	19
	7. Other Proposed Plan Provisions	20
	8. The CLF Settlement	21
	9. Supplier-Caused Outages Reporting	21
	B. Discussion:	22
	1. Adoption of the Power-Cost Adjustment Mechanism	22
	2. Applicable Statutory Criteria for Alternative Regulation	23
	a. The Capping Mechanism	24
	i. The CVPS Uni-Cap/Sub-Cap	25
	ii. The Lowry Cap	27
	iii. The DPS Non-Power-Cost Cap	29
	iv. Resolution of the Cap Issue	31
	b. The Earnings-Sharing Adjustment Mechanism	33
	c. Determining Initial Base Rates for 2009	35
	3. The Term of the Modified Plan and Option to Extend	39
V.	Statutory Findings	40
	A. Findings	40
	1. Incentives to Provide Least-Cost Energy Service (§ 218d(a)(1))	40
	2. Just and Reasonable Rates (§ 218d(a)(2))	41
	3. Safe and Reliable Service (§ 218d(a)(3))	41
	4. Incentives for Innovation and Improved Performance (§ 218d(a)(4))	42
	5. Improved Quality of Service, Reliability, and Service Choices (§ 218d(a)(5))	43
	6. Encourage Innovation in the Provision of Service (§ 218d(a)(6))	44
	7. Reasonably Balanced System of Risks and Rewards (§ 218d(a)(7))	44
	8. Reasonable Opportunity to Earn a Fair Rate of Return (§ 218d(a)(8))	45
	9. Impact on Accounting (§ 218d(m)(1))	46
	10. Preserve the Availability of Equity and Debt Capital Resources (§ 218d(m)(2))	46

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	11. Reasonable Sharing of Savings with Ratepayers (§ 218d(b))	46
	B. Conclusion re: Statutory Standards	47
VI.	Miscellaneous Issues	47
	A. Supplier-Caused Outages Reporting	47
	B. Recovery of Unanticipated Energy-Efficiency or Distributed-Resource Costs	49
	C. Approval of Settlement With CLF	50
	D. The Ratepayer Credit Due to ROE Reduction	50
	E. Sample Filings	50
VII.	Summary of Board Modifications in Approving the Proposed Plan	50
VIII.	Conclusion	52
IX.	Order	53

Docket No. 7336

I.   INTRODUCTION

In this Order, the Vermont Public Service Board ("Board") approves with conditions a three-year alternative regulation plan for Central Vermont Public Service Corporation ("CVPS" or the "Company") pursuant to 30 V.S.A. § 218d.  In so doing, we find that alternative regulation is in the best interests of  CVPS and its ratepayers — a conclusion that both CVPS and the Vermont Department of Public Service (the "Department" or "DPS") have strongly supported in these proceedings, notwithstanding their differences about some implementation details.

The alternative regulation plan proposed by the Company (the "Proposed Plan") provides for automatically adjusting rates on a quarterly basis to reflect fluctuating power purchase prices, as well as mechanisms to cap rate increases and to share earnings and losses with ratepayers when warranted.

The modified version of the CVPS Plan that we approve today (the "Modified Plan") substantially reflects CVPS's original proposal, except that (1) we have consolidated the Company's rate-increase capping mechanisms into a single cap that encompasses all of CVPS's non-power costs; (2) we have altered CVPS's proposed earnings-sharing mechanism slightly to offset some of the ratepayer impact of the new quarterly power-cost adjustment mechanism; (3) we have extended the initial term of the plan by one year so that it will terminate at the end of 2011 instead of 2010, with CVPS having the option to petition for an extension beyond 2011; and (4) we will provide CVPS with an opportunity to supplement its 2009 base-rate filing with sufficient information about its 2009 non-power costs so that an appropriate figure can be calculated to quantify the non-power cost cap that will apply for 2010 and 2011.[1]

The few modifications we have made to the Proposed Plan are in keeping with the spirit of that plan and address the ratepayer concerns raised by the Department.  The result is a plan for CVPS that balances the interests of CVPS and its ratepayers and is more consistent with the alternative regulation plans we previously have approved for Green Mountain Power Corporation ("GMP") and Vermont Gas Systems, Inc. ("VGS").

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The Modified Plan we adopt today provides a number of benefits.  For instance, the  power cost adjustment mechanism will result in more timely recovery of CVPS's reasonable power costs, which can vary significantly due to changes in the wholesale market and which comprise nearly 60% of CVPS's total cost-of-service.  This should help CVPS achieve an investment-grade corporate credit rating, which, in turn, will enable the Company to attract capital on more favorable terms than it presently does.  This enhanced financial posture and lower capital costs will help CVPS as it begins to negotiate for resources to replace the two major long-term contracts for power from the Vermont Yankee Nuclear Power Station and Hydro-Quebec that expire in 2012 and 2015, respectively.  Ultimately, these positive effects of CVPS's strengthened financial profile should redound to the benefit of ratepayers in the form of lower rates and more favorable contractual terms in securing Vermont's long-term power supply beyond 2012.

The Modified Plan provides direct benefits to ratepayers as well.  First, the Modified Plan affords the Company a lower return on equity, which in this case will directly lower the costs that CVPS seeks to collect from ratepayers.  Second, the Modified Plan institutes an earnings sharing mechanism that offers ratepayers the prospect of additional rate relief as CVPS improves its earnings by operating more efficiently and cost-effectively.

Significantly, there will continue to be opportunities to evaluate the reasonableness of the various rate adjustments that will be made in due course under the Modified Plan, and the Board and Department retain the power to investigate if these changes do not appear warranted.  We also expect to carefully monitor the allocation of risks and benefits over the next three years to provide a sound basis for evaluating changes to the Modified Plan in the future.  It is essential that the Modified Plan result in a fair distribution of those risks and benefits.  In addition, we expect that the incentives inherent in the Modified Plan will encourage efficient operations at CVPS and promote the state's energy goals.  Because of these expectations, we find the overall balance of risks and rewards to be fair at this time.  We do intend to continue to evaluate this balance as we monitor the implementation and execution of the Modified Plan.

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II.  PROCEDURAL HISTORY

On August 31, 2007, CVPS filed a petition for approval of an alternative regulation plan pursuant to 30 V.S.A. § 218d.  On March 28, 2008, CVPS filed a revised version of its original alternative regulation plan.  It is this March, 2008, filing that the Board approves today, subject to certain modifications outlined in this Order.

On October 11, 2007, the Board convened a prehearing conference in this proceeding.

On January 30, 2008, the Board approved a Protective Agreement between the Company and the Department.

On March 26, 2008, the Board granted permissive intervention to AARP and the Conservation Law Foundation ("CLF").

On March 28, 2008, CVPS filed direct testimony.

On May 1, 2008, the Board held a public hearing via Vermont Interactive Television broadcast from the following sites in Vermont:  St. Albans, Bennington, Lyndonville, Middlebury, Randolph Center, Rutland, Springfield, White River Junction and Brattleboro.  No member of the public commented at this hearing.

On May 30, 2008, the Department filed direct testimony.

On June 16, 2008, CVPS and CLF filed an executed settlement agreement with the Board for review and approval (the "CLF MOU").

On June 23, 2008, CVPS filed rebuttal testimony.

On July 9 and 10, 2008, the Board convened technical hearings in this matter in Montpelier, Vermont.

On July 16, 2008, the Board issued a Protective Order granting confidential treatment for two exhibits and certain portions of testimony filed by CVPS witnesses Pamela Keefe and Roslyn Cook.[2]

On August 8, 2008, CVPS, the Department and CLF filed proposed findings and initial briefs.

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On August 22, 2008, CVPS and the Department filed reply briefs.

III.  POSITIONS OF THE PARTIES

CVPS

CVPS has petitioned for approval of an alternative regulation plan.  Among other things, the Proposed Plan calls for the institution of (1) a mechanism that automatically adjusts rates to reflect fluctuations in power costs, (2) an annual cap on total rate increases for all retail customers, and (3) a process for adjusting earnings to share with ratepayers the efficiency savings realized from alternative regulation, as well as sharing of revenue shortfalls under appropriate circumstances.  Upon the effective date of the Proposed Plan, the Company's allowed return on equity ("ROE") would drop from 10.71% to 10.21%, thus producing a rate decrease for the remaining months of 2008.

With respect to the Company's annual rate-cap mechanism, under the Proposed Plan, there would be an annual cap on overall rate increases (the "Uni-Cap").  More specifically, within that Uni-Cap, there would be a subordinate cap on that sub-set of specified non-power costs over which the Company claims it has managerial control (the "Sub-Cap").  Together, CVPS maintains, these caps would ensure that if the Company experiences cost increases in excess of the Uni-Cap (or in excess of the Sub-Cap, as the case may be), then the Company would not be able to recover excess non-power costs from ratepayers.

In regard to CVPS's earnings-sharing proposal, this mechanism is intended to encourage the Company to pursue efficiency gains by allowing it to retain earnings in excess of its ROE within limits defined by certain sharing-bands.  This is achieved through a "dead-band" around the Company's ROE so that deviations from the ROE (whether gains or losses) within this band would not trigger a rate adjustment.  CVPS has proposed a two-tiered approach for instituting the dead-bands and sharing-bands. The initial set of bands would apply as long as CVPS's credit rating is below BBB, while the second set would apply if and when CVPS achieves the investment-grade rating of BBB or higher.

CVPS maintains that the Proposed Plan presents opportunities to improve traditional ratemaking and lower costs to consumers.  The Company is of the view that traditional

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ratemaking is costly for consumers due to rate-case expenses, lag between cost changes and rate changes, and increased financial uncertainty that may raise the utility's cost of capital.  CVPS submits that the Proposed Plan eliminates most of these costs and the financial uncertainty, which will benefit ratepayers.  In addition, CVPS asserts that its Proposed Plan will reduce customer costs in other ways, including lowering the cost of capital, encouraging the Company to reduce costs, and setting a cap on earnings.  Finally, CVPS contends that the Proposed Plan will improve CVPS's financial stability and improve the Company's access to capital.

Department

The Department supports CVPS's bid for alternative regulation, provided that certain changes are made to some of the mechanisms of the Proposed Plan.

The first change pertains to CVPS's proposed mechanism for capping rate increases.  The Department asserts that the Company's proposed annual cost-cap mechanism does not create an adequate incentive for cost control and managerial efficiency.  For this reason, the Department would replace CVPS's proposed Uni-Cap and Sub-Cap with a single "non-power cost cap." Applying this single-cap approach to certain line items of a cost-of-service that was settled on for rate year 2008 in Docket 7321, and adjusting CVPS's rate base for some sizeable, anticipated capital investments, the Department has calculated non-power-cost caps for CVPS of $6.2 million for 2009 and $8.7 million for 2010.

The second change pertains to the earnings-sharing mechanism of the Proposed Plan.  The Department views CVPS's proposed initial bands as so narrowly drawn that they would unfairly burden ratepayers with additional risk and potential costs.  Accordingly, the DPS proposes that the Board adopt only the broader, second-stage set of dead-bands and sharing-bands without regard to CVPS's corporate credit rating.  Implementing only one set of sharing-bands and dead-bands and choosing the broadest of the bands proposed by CVPS would be consistent with the mechanism that was approved by the Board for GMP in its alternative regulation plan.

Unlike CVPS, the Department maintains that the starting point under the Proposed Plan for calculating the applicable rate increase cap for rate year 2009 should be the cost-of-service

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now in effect for rate year 2008.  The Department rejects CVPS's position that with the passage of time, the 2008 cost-of-service has become stale, and that the starting point for calculating revenue caps therefore should be an adjusted version of the 2008 cost-of-service that is updated to compensate the Company for costs that have become known and measurable since May of 2007, when the 2008 cost-of-service was finalized for filing purposes using an adjusted 2006 test year.  The Department further rejects CVPS's contention that using the 2008 cost-of-service as the starting point for alternative regulation would effectively result in a $7 million "disallowance" in 2009.

The Department further maintains that the recovery of unanticipated energy-efficiency or distributed-resource costs should be reviewed on a case-by-case basis, with amendments to the Proposed Plan to follow if warranted.

Finally, the Department has proposed — and CVPS has agreed — that earnings-sharing adjustments should be made only once a year.

CLF

CLF and CVPS have entered into a Stipulation setting forth conditions pursuant to which CLF has agreed to support the Proposed Plan.  These conditions are chiefly directed at increasing reliance upon renewable sources of energy in Vermont and at facilitating and encouraging the deployment of Automated Metering Infrastructure ("AMI").

AARP

AARP neither participated in the technical hearings nor took any position concerning the Proposed Plan or any issues raised in this proceeding.

IV.  THE ALTERNATIVE REGULATION PLAN

A.  Findings

Based on the evidence of record, we hereby make the following findings of fact:

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1.  CVPS does not have an investment-grade corporate credit rating at this time.  Its corporate credit rating from Standard & Poor's currently is BB+.  Deehan pf. at 14; tr. 7/09/08 at 225 (Cook).

2.  An investment-grade corporate credit rating from Standard & Poor's is BBB- or higher.  Tr. 7/09/08 at 225 (Cook).

3.  Elevating CVPS's corporate credit rating to investment grade will support the efforts of Vermont utilities to procure and develop replacement power supplies at a reasonable cost as their legacy contracts expire.  Deehan pf. at 14; tr. 7/09/08 at 224 (Keefe).

4.  Elevating CVPS's corporate credit rating to investment grade will decrease the Company's costs to borrow capital, which in turn will lower costs to ratepayers in the long run.  Keefe/Cook pf. at 8.

5.  CVPS has proposed an alternative regulation plan that would commence 30 days after the Board issues an order of approval, and would expire on December 31, 2010, unless extended by CVPS for up to two years.  Exh. CVPS-WJD-2 at 2.

6.  For the period in which it would be in effect, the Proposed Plan would establish a framework for regular rate adjustments, based on prescribed methodologies.  These adjustments would be:  (1) annual base rate filings; (2) annual earnings reconciliation adjustments; and (3) quarterly power adjustments.  Exh. CVPS-WJD-2 at 4–10.

7.  Under the Proposed Plan, the Company would be entitled to set rates based on the revenue required to recover its cost-of-service ("COS") subject to certain caps, and using traditional Vermont ratemaking principles, except the Proposed Plan also would include a  "Power Cost Adjustment Mechanism" ("PCAM") and an "Earnings-Sharing Adjustment Mechanism ("ESAM").   Exh. CVPS-WJD-2 at 3–4.

8.  The adoption of an alternative regulation plan with a power-cost adjustment clause that helps stabilize CVPS's cash flow is likely to boost the Company's corporate credit rating.  Keefe/Cook pf. at 4 and 7; tr. 7/10/08 at 180–181 (Behrns).

9.  Stabilized cash flow is expected to contribute to improving CVPS's credit metrics which, in turn, are fundamental to obtaining a better credit rating and reducing the Company's cost of capital.  Deehan pf. at 13; Keefe/Cook pf. at 7

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1.  The Power Cost Adjustment Mechanism ("PCAM")

10.  Under the Proposed Plan, CVPS's rates would be subject to a Power Cost Adjustment Mechanism effective on a bills-rendered basis commencing on the first month of each calendar quarter (i.e., January, April, July and October).  Deehan pf. at 18; exh. CVPS-WJD-2 at 8-10.

11.  Through the PCAM, CVPS would adjust its rates based upon a retrospective calculation of the difference between the power costs included in CVPS's base rates as determined at the outset of the rate year and the actual power costs the Company subsequently incurred during the rate year.  Exh. CVPS-WJD-2 at 9.

12.  The PCAM in the Proposed Plan features two categories of power costs.  Category A consists of fixed production and transmission costs (i.e., capacity payments, fixed production costs, production depreciation, and Transmission-by-Others expense).  Category B consists of the variable fuel and purchased-energy costs that are not captured in Category A.  Deehan pf. at 18; exh. CVPS-WJD-2 at 8–10; exh. CVPS-WJD-4 (illustrating Category A and B costs).

13.  All Category A costs would be passed through in rates without adjustment under the PCAM.  Deehan pf. at 19.

14.  By contrast, changes in Category B costs would pass through to rates only to the extent that such changes fall outside a dead-band of $315,000 (the "Power Efficiency Adjustment Band"), with 90% of the amount outside the dead-band included in the quarterly rate change.  Deehan pf. at 19.

15.  The Power Efficiency Adjustment Band for Category B power costs creates a direct incentive for the Company to mitigate power-cost risks and minimize the net cost of power.  Deehan pf. at 19.

16.  The PCAM would produce either a positive or negative adjustment per kWh applied to all kWh-denominated base-rate elements.  Deehan pf. at 19–20.

17.  CVPS will notify the Board and the Department 60 days in advance of the effective date of the PCAM adjustment (if any) to be made at the beginning of the next calendar quarter following the PCAM adjustment filing.  CVPS will issue notice to ratepayers of this adjustment directly after the notice filing is made to the Board and the Department.  Exh. CVPS-WJD-2 at 8; tr. 7/09/08 at 114 (Deehan).

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18.  The Proposed Plan would not prevent the Department from requesting, or the Board from initiating, an investigation into the Company's power costs and all other aspects of its COS.  Exh. CVPS-WJD-2 at 12.

19.  Under the Proposed Plan, the PCAM adjustments would not be subject to suspension during investigation, and the investigation itself would be limited to verifying the accuracy of the calculations  and determining whether the calculations reflect any inappropriate inclusion of costs in rates.  Exh. CVPS-WJD-2 at 9.

20.  Because Category A and B power costs are accounted for separately, the quarterly PCAM adjustment that occurs contemporaneously with the annual base-rate change will be stated separately on customer bills rather than rolled in with base-rate changes.  Deehan pf. at 20.

21.  Any unrecovered credit and debit balance would be rolled forward into the calculation of PCAM rates for the subsequent period and balances at the end of the term of the PCAM would be rolled into the ESAM.  If a power-cost balance exists at the end of the ESAM's term, then that balance will be addressed through the CVPS Plan's Residual Adjustments process.  Deehan pf. at 20; exh. CVPS-WJD-2 at 10–11.

22.  The PCAM is the most important feature of the Proposed Plan for boosting CVPS's prospects of achieving an investment-grade corporate credit rating.  Keefe/Cook pf. at 4; tr. 7/10/08 at 78 (Keefe); tr. 7/10/08 at 180–181 (Behrns).

2.  The Rate Increase Capping Mechanism

23.  CVPS proposes an annual cap on total base-rate increases for the duration of the Proposed Plan (the "Uni-Cap").  It would apply to the aggregate increase in rates, including both costs covered by the base-rate adjustment and power costs.  Exh. CVPS-WJD-2 at 4;  Deehan pf. at 21.

24.  The Uni-Cap would be set each year by calculating the amount of revenue equal to the rate year's sales times 0.8 cent/kWh above the prior year's overall average revenue per kWh.  Deehan pf. at 21.

25.  Within the Uni-Cap, the Company also proposes the adoption of a "Sub-Cap."  The Sub-Cap would place a limit on increases for a sub-set of its non-power costs, namely those costs

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which the Company considers to be most within its control.  Deehan pf. at 23-24; tr. 7/09/08 at 198–200 (Cook).

26.  Under the Proposed Plan, Sub-Cap costs could increase no more than the percentage compound cumulative escalation in the Consumer Price Index for All Services (as published by the US Department of Labor in the four most recently available quarters prior to the annual forecasted COS filings) as determined for each year of the Proposed Plan.  Deehan pf. at 24.

27.  CVPS asserts the Uni-Cap, in effect, will ensure that its base rates do not increase by more than 6%–7% in any one year during the Proposed Plan.  Deehan pf. at 21; tr. 7/09/08 at 63, 65 and 67 (Deehan).

28.  The Uni-Cap/Sub-Cap method is a rate-stabilizing mechanism for ratepayers.  Deehan pf. at 21.

29.  The Uni-Cap functions as a cap on escalations in non-power costs.  While it limits the adjustment to rates in any one year, any power costs not recovered would be deferred for later recovery.  Tr. 7/09/08 at 60–61 (Deehan).

30.  CVPS's Uni-Cap proposal could permit a non-power-cost increase of approximately $19 million — 16% — per year while the Company defers power-cost increases.  Such non-power-cost increases would translate into 7% annual rate increases for 2009 and 2010, and potentially for two additional years if alternative regulation is extended.  Behrns pf. at 11; Deehan pf. at 21; tr. 7/09/08 at 66–67 (Deehan).

31.  CVPS has not been awarded a rate increase of the magnitude of 7% or more during the last ten years.  Tr. 7/09/08 at 64–65 (Deehan).

32.  CVPS's proposed Uni-Cap does not provide incentives to control costs or operate more efficiently.  Tr. 7/10/08 at 182 (Behrns).

33.  CVPS's proposed Uni-Cap is unlikely to have any constraining effect on rate increases unless there is a significant, unexpected increase in power costs.  Tr. 7/09/08 at 66 (Deehan).

34.  CVPS has assembled an Asset Management Plan that documents the Company's strategy for investing $180 million over the next five years into upgrading and managing the systems and infrastructure the Company uses to provide safe and efficient service to ratepayers.  Kraus/White pf. at 9.

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35.  CVPS's electric distribution facilities and infrastructure are aging and are in need of upgrade.  Kraus/White pf. at 9.

36.  The Proposed Plan contains no commitments to actually make the capital expenditures reflected in the Company's Asset Management Plan.  Tr. 7/09/08 at 72 and 109 (Deehan); exh. CVPS-WJD-2.

37.  The Department proposes a single cap on increases in all non-power costs (the "non-power-cost cap"). The non-power-cost cap would be formulaically determined by using a lagging consumer price index, prospectively adjusted for the rate year by (1) targeted productivity changes and (2) any unusual rate-base changes occasioned by known and measurable and used and useful net plant and other rate-base additions.  Behrns pf. at 13.

38.  The Department has proposed to limit the incremental increase in CVPS's non-power-cost cap for 2009 at $2.5 million and for 2010 at $2.6 million before adjusting for planned capital expenditures.  Behrns pf. at 13.

39.  The Department calculated its base non-power-cost cap amounts by using the 2007 annual percentage change in the CPI of 4.05% and then adjusting that figure downward for a targeted 50% productivity improvement, resulting in a base level non-power-cost cap rate of 2.025%.  Behrns pf. at 13; exh. DPS-RWB-1.

40.  In recognition of CVPS's plans to undertake sizeable capital investments under its Asset Management Plan, the Department provided for rate-base adjustments of $24.4 million in 2009 and $40.9 million for 2010.  Behrns pf. at 13.

41.  According to the Department, CVPS management does not exercise sufficient cost discipline.  Tr. 7/10/08 at 177 (Behrns).

42.  CVPS is presently undergoing a consensual business-process review to assure that its cost controls are sufficiently challenging and that it is operating efficiently.  Exh. CVPS-WJD-3 at 3.

43.  The Department will accept the conclusions of the business-process review as to the effectiveness of the Company's cost controls and operating efficiency.  Tr. 7/10/09 at 154–156 (Behrns).

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44.  In the VGS alternative regulation plan, the rate increase capping mechanism includes an inflation factor based on the most recent 12-month average for the CPI for the Northeast region ("CPI-Ne").  Docket 7109, Petition of Vermont Gas Systems, Inc. for approval of an alternative-regulation plan, Order of 9/21/06, exh. VGS-CWA-4 at 1.

45.  Dr. Lowry's research shows that over the period of 1996–2006, the productivity index for CVPS was 0.91%, compared to 0.74% for the Northeastern United States and 1.03% for the nation as a whole.  Exh. CVPS-Rebuttal-MNL-2 at Table 4.

3.  Earnings-Sharing Adjustment Mechanism ("ESAM")

46.  The Proposed Plan features an Earnings-Sharing Adjustment Mechanism ("ESAM").  This mechanism provides for an annual reconciliation of the Company's actual earnings against its allowed ROE to determine whether there is a revenue shortfall or excess to be shared with ratepayers.  Exh. CVPS-WJD-2 at 5-8; Behrns pf. at 14–15.

47.  The Company expects that the ESAM will stabilize its earnings, and enhance both its access to capital and its cost of capital by strengthening its cash flow.  Deehan pf. 13.  Keefe/Cook pf. at 5.

48.  The Company's ESAM proposal features two sets of bands.  The first set of bands contains a narrower dead-band and would apply as long as CVPS's credit rating by Standard & Poor's remains below BBB, while the second set contains a broader dead-band, as well as an additional sharing-band, and would take effect when CVPS achieves a corporate investment grade of BBB.  Exh. CVPS-WJD-2 at 6–7; exh. CVPS-Rebuttal-PJK/RDC-2; Behrns pf. at 15.

49.  More specifically, while CVPS's corporate credit rating remains below investment grade, the ESAM dead-band range would be set at 50 basis points above and below the authorized ROE.  If the Company's regulated earnings were to deviate by up to 50 basis points above or below the ROE, then there would be no adjustment to the Company's earnings.  If the Company's regulated earnings were to exceed its ROE by an amount greater than 50 basis points, then these excess earnings would be returned to ratepayers.  If the Company's regulated earnings were to fall short of its ROE by an amount greater than 50 basis points, then this earnings shortfall would be collected from ratepayers.  Exh. CVPS-WJD-2 at 5–8; Behrns pf. at 15.

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50.  Should CVPS's corporate credit rating reach BBB, then the ESAM dead-band range would be expanded to 75 basis points on either side of its allowed ROE.  Under the 75/75 dead- band scenario, if the annual earnings reconciliation were to reveal an earnings shortfall in an amount between 75 and 125 basis points below the authorized ROE, then the Company would be entitled to recover half of that shortfall from ratepayers.  Any shortfall amount beyond 125 basis points below the authorized ROE would be recovered in full from ratepayers.  Conversely, any earnings amount in excess of 75 basis points above the authorized ROE would be returned in full to ratepayers.  Exh. CVPS-WJD-2 at 7; Behrns pf. at 15.

51.  The ESAM is a rate-adjustment mechanism designed to directly promote economically- efficient management behavior.  Deehan pf. at 12.

52.  Because there is no "true-up" within the dead-band, the Company will have a direct incentive to improve efficiency.  Deehan pf. at 12;  exh. CVPS-WJD-2 at 5–7.

53.  The ESAM is also intended to produce savings for ratepayers and to bound the Company's earnings within a reasonable range.  Deehan pf. at 12.

54.  The upper limit of the dead-band protects ratepayers from paying rates that contain unreasonable levels of profit.  The floor, in turn, protects the Company's shareholders from providing equity capital at an uncompetitive return.  Deehan pf. at 13.

55.  Any remaining ESAM credit or debit balance at the end of the ESAM's 12-month cycle would be rolled forward into the subsequent ESAM calculation or treated as a Residual Adjustment at the end of CVPS's Plan's term.  Deehan pf. at 14; exh. CVPS-WJD-2 at 10–11.

56.  Under the Proposed Plan, the allowed ROE would adjust in subsequent years by 50% of the prior year's basis-point change in 10-year Treasury Bill yields to maturity.  Exh. CVPS-WJD-2 at 6.

57.  Under the Proposed Plan, actual earnings and variances would be calculated on a regulatory basis using the same earnings-determination methodology as the earnings-cap calculation reflected in the Board's Order in Docket 6946/6988, modified to substitute a revenue credit in place of computing the so-called jurisdictional split.  Deehan pf. at 15–16.

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58.  Under the Proposed Plan, the calculation of actual earnings and variances would include the earnings impact of any power costs recovered through the PCAM and any variance in CVPS's costs relative to the cost-of-service.  Deehan pf. at 16.

59.  Under the Proposed Plan, the ESAM adjustment amount would be deferred and amortized during the ESAM collection period in an amount equal to the then-current-year ESAM amounts actually collected or refunded.  Deehan pf. at 16.

60.  CVPS will notify the Board and the Department 60 days in advance of the effective date of the annual ESAM adjustment (if any) to be made.  CVPS will then issue notice to ratepayers of this adjustment directly after the notice filing is made to the Board and the Department.  Exh. CVPS-WJD-2 at 6; tr. 7/09/08 at 114 (Deehan).

61.  Under the Proposed Plan, the ESAM adjustments would not be subject to suspension during investigation, and the investigation itself would be limited to verifying the accuracy of the calculations and determining whether the calculations reflect any inappropriate inclusion of costs in rates.  Exh. CVPS-WJD-2 at 9.

4.  The "Dead-Band" for Exogenous Costs

62.  The ESAM accounts for exogenous costs by means of  a "mini dead-band" within the ESAM's earnings-sharing adjustment dead-band.  Tr. 7/09/08 at 24 (Deehan).

63.  The ESAM contains a dead-band of $600,000 per year on exogenous events such as changes in Generally Accepted Accounting Practices, tax laws, Federal Energy Regulatory Commission rules or Independent Systems Operator-New England rules, load loss, extended or permanent loss or de-rate of major purchased power sources, and major unplanned investment costs or operations and maintenance expenses due to storms.  Deehan pf. at 18.

64.  To the extent that changes in such exogenous factors do not exceed $600,000 in a rate year, they will have no effect on rates.  To the extent that the exogenous factors accumulate to more than $600,000, then the amount above $600,000 would be incorporated into the ESAM adjustment process as a variance that is either positive or negative, depending on the case.  Tr. 7/09/08 at 19 (Deehan).

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65.  The $600,000 per year dead-band for exogenous events in the Proposed Plan refers to the accumulation of such costs over a year; it is not a limit on a cost associated with a particular event.  Tr. 7/09/08 at 105–106 (Deehan).

66.  In the case of unplanned costs due to storms, such costs would not qualify as exogenous costs until they exceeded the storm-damage allowance included in the Company's base rates.  Tr. 7/09/08 at 106 (Deehan).

5.  The Annual Base-Rate Adjustment Process

67.  Under the Proposed Plan, CVPS would file a cost-of-service supporting a base-rate change to be effective for the following rate year.  The annual filing would be identical to a traditional rate filing, except for the following four differences:

• First, rate-year power costs and sales would be based on a forecast for the year the rates would be in effect;
• Second, increases in certain non-power cost allowances would be capped pursuant to a "Sub-Cap" percentage calculation applied to these costs as reflected in the annual cost-of-service filing;
• Third, to the extent that the annual COS filing supports an increase in CVPS's base rates, any such rate increase would be capped pursuant to a predetermined "Uni-Cap" calculation; and
• Fourth, CVPS's authorized ROE would be adjusted to reflect 50% of the difference between the average ten-year Treasury note yield to maturity (a) as of the last twenty trading days prior to October 15 before the filing, and (b) the last twenty trading days prior to October 15 of the previous year.

Deehan. pf. at 11; exh. CVPS-WJD-2 at 3–6.

68.  On November 1, prior to the beginning of the new rate year, the Company would file a COS for the new rate year.  Deehan pf. 10.

69.  Before CVPS makes its annual COS filing, the Department could retain, at the Company's expense, an independent consultant to determine whether the COS conforms to an agreed-upon standardized COS methodology.  Deehan pf. 10–11.

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70.  Under the Proposed Plan, the annual base-rate adjustment would be subject to suspension, with an April 30 deadline for a Board decision.  The other adjustments (i.e., power costs and earnings sharing) would not be subject to suspension, although the Board could initiate a rate investigation under 30 V.S.A. § 227(b) at any time, on its own motion or upon request, and the Board's order would have retroactive effect.  Exh. CVPS-WJD-2 at 3 and 12.

71.  Absent suspension by the Board of the COS filing, CVPS's base-rate price elements would change by a uniform percentage on January 1 of the new rate year.  Deehan pf. 10.

6.  Determining Initial Base Rates for 2009

72.  In Docket 7321, the Board approved a Memorandum of Understanding ("Docket 7321 MOU") between the Company and the Department authorizing CVPS to increase its rates by 2.3% (approximately $6.402 million) effective with bills rendered on or after February 1, 2008.  Docket No. 7321, Tariff Filing of Central Vermont Public Service Corporation Requesting a 4.46% increase in its rates, effective June 29, 2007, for implementation as of February 1, 2008; Order of 1/31/08 at 18 ("Docket 7321 Order"); exh. CVPS-WJD-3 at 2.

73.  The Docket 7321 MOU also contains an exhibit (MOU Attachment 2) with the title "Alternative Regulation Cost-of-service, rate base, and cost of capital."   Exh. CVPS-WJD-3 at 15 (the "2008 COS").

74.  The 2008 COS was based on a 2006 test year adjusted for known and measurable changes through 2008.  Tr. 7/10/08 at 143 (Behrns).

75.  The adjustments to the 2008 COS accounted for changes through 2008 that were known and measurable as of May, 2007.  Tr. 7/10/08 at 143 (Behrns).

76.  The 2008 COS is the cost-of-service that was ultimately approved in Docket 7321 and that is now in effect for rate year 2008.  Tr. 7/10/08 at 143 (Behrns).

77.  The Docket 7321 MOU provides that upon the effective date of CVPS's alternative regulation plan, the Company's authorized ROE will drop to 10.21%, and the 2008 COS, rate base, and cost of capital set out in MOU Attachment 2 would be adopted, resulting in a rate decrease of 0.5 percent ($1,379,000).  Exh. CVPS-WJD-3 at 6.

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7.  Other Proposed Plan Provisions

78.  The Proposed Plan incorporates the Company's Service Quality Reliability Plan ("SQRP").  Exh. CVPS-WJD-2 at 11.

79.  The Proposed Plan specifies that the Company will contribute 10% of the ESAM dead- band earnings in excess of the Board-approved rate of return on equity to a to-be-established low-income bill-assistance program.  Exh. CVPS-WJD-2 at 11; Deehan pf. at 28.

80.  CVPS also would continue to match customer contributions to its Shareheat Program, and the amount contributed by the Company would not be included in rates.  Deehan pf. at 28.

81.  CVPS would continue to promote Vermont-based renewable energy, including its Cow Power Voluntary Renewable Service Rider.  Exh. CVPS-WJD-2 at 11; Deehan pf. at 28.

82.  CVPS would complete the actions approved by the Board in Docket 7095,[3] including the filing of a long-term plan for its retail rate design and service offerings.  Exh. CVPS-WJD-2 at 11; Deehan pf. at 28.

83.  CVPS would develop an annual fixed-power-price option for its ratepayers who would prefer not to experience rate variability due to PCAM adjustments.  Exh. CVPS-WJD-2 at 11; Deehan pf. at 28.

84.  In cooperation with the Department, CVPS would propose as needed to the Board special ratemaking-related changes to the Proposed Plan to facilitate feasible and cost-effective commitments to develop a new power plant or to enter a major new purchased power contract.  Exh.  CVPS-WJD-2 at 11-12; Deehan pf. at 28.

85.  In cooperation with the Department, CVPS would develop measurement criteria to evaluate the effectiveness of the Proposed Plan's performance in achieving the goals of 30 V.S.A.  § 218d.[4]  Deehan pf. at 28.  Exh. CVPS-WJD-2 at 12.

86.  Using the measurement criteria developed with the Department, the Company would file a report evaluating the effectiveness of the Proposed Plan with the Board and the Department

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annually beginning no later than June 30, 2009, and each June 30 thereafter for the duration of the Proposed Plan.  Exh. CVPS-WJD-2 at 12.

87.  The Proposed Plan would require CVPS to describe its alternative regulation plan in a separate mailing to its ratepayers at least one month prior to the first rate adjustment under the Proposed Plan and to work with the Department to develop communications and materials to be provided to ratepayers.  Exh. CVPS-WJD-2 at 12.

8.  The CLF Settlement

88.  The CLF Settlement commits CVPS to fully implement AMI as fast as it reasonably can under a timetable to be approved by the Board and to introduce demand/load response programs for all customer classes, as well as cost-justified dynamic pricing where appropriate and consistent with the Company's rate-design plan filed under Docket 7095.  The deployment of AMI will enhance CVPS's opportunities to create new rate designs and service options that reflect more customer control over energy demand and response.  Exh. CVPS-Rebuttal-PJK/RDC-5 at 5-6; Deehan pf. at 34.

89.  The CLF Settlement commits CVPS to advance Vermont-based renewable power generation.  Exh. CVPS-Rebuttal-PJK/RDC-5 at 2–3.

90.  The CLF Settlement commits CVPS to work with the Energy Efficiency Utility and the Department to develop and implement an EEU program to promote the installation of societally cost-effective heating systems such as solar-thermal hot-water systems, small combined-heat-and-power systems and cost-effective heat pumps.  Exh. CVPS-Rebuttal-PJK/RDC-5 at 4.

91.  The Department supports the CLF Settlement.  Tr. 7/10/08 at 166–167 (Behrns).

9.  Supplier-Caused Outages Reporting

1.  The Proposed Plan does not contain any terms or incentives directed at addressing supplier-caused outages.  Exh. CVPS-WJD-2.

93.  In prioritizing capital spending on reliability projects, CVPS does not specifically distinguish between the interests of its wholesale and its retail customers with regard to the

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reliability of transmission infrastructure because these interests largely appear to be aligned.  Tr. 7/09/08 at 154–155 (White).

94.  In making investment decisions to address retail customer issues, CVPS does not review its service-quality performance vis-a-vis wholesale customers – they are assumed to benefit from these investment projects much as retail customers do.  Tr. 7/09/08 at 154–155 (White).

95.  CVPS could provide annual reporting on the experience of its wholesale customers with supplier-caused outages.  Tr. 7/09/08 at 158 (Kraus).

B. Discussion:

1.  Adoption of the Power-Cost Adjustment Mechanism

All parties to this proceeding are in agreement that CVPS should be under an alternative regulation plan, and that this is likely to be beneficial for the Company and ratepayers alike, provided that an acceptable plan is approved and implemented.  Significantly, no party opposed the Company's proposed PCAM — the most important feature of alternative regulation for CVPS, as the availability of that rate-adjustment mechanism is the single new factor that is most likely to boost CVPS's corporate credit rating, and with that the Company's prospects for improved access to capital at lower cost.[5]   We are required to exercise our independent judgment even if all parties agree and we so do with regard to the PCAM.  Thus, we make clear at the outset of this discussion that the Modified Plan we approve today will incorporate the PCAM on the terms originally described by CVPS in the Proposed Plan,[6] except we will require CVPS to notify the Board and the Department 60 days in advance of the effective date of the PCAM adjustment (if any) to be made at the beginning of the next calendar quarter following the PCAM adjustment filing.[7]  CVPS will then issue notice to ratepayers of this adjustment directly after the notice filing is made to the Board and the Department.[8]

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2.  Applicable Statutory Criteria for Alternative Regulation
Alternative regulation for electric and gas utilities is authorized by Section 218d of Title 30.  That section also delineates a series of findings that the Board must make before it can approve an alternative regulation plan.  Specifically, Section 218d(a) requires that the Board find that an alternative regulation plan will:

(1) establish a system of regulation in which such companies have clear incentives to provide least-cost energy service to their customers;

(2) provide just and reasonable rates for service to all classes of customers;
(3) deliver safe and reliable service;

(4) offer incentives for innovations and improved performance that advance state energy policy such as increasing reliance on Vermont-based renewable energy and decreasing the extent to which the financial success of distribution utilities between rate cases is linked to increased sales to end use customers and may be threatened by decreases in those sales;

(5) promote improved quality of service, reliability, and service choices;

(6) encourage innovation in the provision of service;

(7) establish a reasonably balanced system of risks and rewards that encourages the company to operate as efficiently as possible using sound management practices; and

(8) provide a reasonable opportunity, under sound and economical management, to earn a fair rate of return, provided such opportunity must be consistent with flexible design of alternative regulation and with the inclusion of effective financial incentives in such alternatives.

Under subsection (m), in the case of an investor-owned utility such as CVPS, we must also find that the plan will:

(1) not have an adverse impact on the electric company's eligibility for rate-regulated accounting in accordance with generally accepted accounting standards if applicable; and

(2) reasonably preserve the availability of equity and debt capital resources to the company on favorable terms and conditions.

In addition, subsection 218d(b) requires that "if savings result from alternative regulation, the savings shall be shared with ratepayers as determined by the board."  Finally, Section 218d(h) permits the Board to establish, by rule or order, standards by which to assess the effectiveness of alternative regulation plans.

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For seven of the eleven § 218d criteria, the evidence is undisputed.  No party questions  that the Proposed Plan (1) will have no adverse effect on CVPS's eligibility for rate-regulated accounting; (2) will not adversely affect CVPS's access to credit (which is likely to be enhanced); (3) will lead to the delivery of safe and reliable service; (4) will promote improved quality of service, reliability, and service choices; (5) will result in sharing of savings; (6) will encourage innovation; and (7) will provide clear incentives to provide least-cost energy service to ratepayers.

However, with respect to four of the eleven § 218d criteria, the evidence reflects disagreement between the Department and CVPS.  The Department questions whether the Proposed Plan will (1) encourage least-cost service; (2) produce just and reasonable rates; (3) establish a reasonable balance of risks and rewards that encourages efficient operation under sound management; and (4) provide a reasonable opportunity for CVPS to earn a fair rate of return under sound and economical management.  In ways large and small, these four criteria intersect and overlap with three issues where the Department and CVPS continue to disagree in this case:

(1) The formulation of the annual caps on the amount that CVPS may increase its rates and particular subsets of its costs;
(2) The appropriate cost-of-service starting point for calculating the applicable rate- increase caps; and
(3) The formulation of the dead-bands and earnings-sharing bands.

These three issues must be resolved before the Board can make affirmative findings under the four § 218d criteria which remain in dispute in this proceeding.  Therefore, the following discussion will examine these three unresolved differences between the Department and CVPS.

a.  The Capping Mechanism

The decision to place a utility under alternative regulation necessarily contemplates exploring new ways to ensure the justness and reasonableness of rates.  For instance, under traditional regulation, the soundness of a rate increase typically is probed through a searching, line-item review of a utility's cost-of-service.  Alternative regulation, in comparison, offers an

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opportunity to ensure the justness and reasonableness of rates by different means, such as by using rate caps to check cost-of-service increases.  When designed properly, and when used in conjunction with cost-adjustment mechanisms, rate-increase caps can reduce the cost to ratepayers of prolonged, expensive cost-of-service reviews and curtail the regulatory lag that otherwise can distort consumption price signals.

A rate-increase cap also can serve as an efficient ratemaking tool that anticipates and recognizes the impact of changing economic realities, such as inflationary pressures on a utility's cost-of-service.  Moreover, this ratemaking efficiency can be realized without disadvantage to ratepayers, who can benefit from the existence of a rate-increase cap that forecloses a utility from simply seeking rate relief whenever and however much costs are on the rise – the rate-increase cap creates an incentive for utility managers to carefully monitor expenses and to realize cost efficiencies when prudently possible.

CVPS and the Department agree that CVPS's alternative regulation plan should include a mechanism for capping base-rate increases.  At issue, however, are the precise elements of that mechanism.  In this docket, three different capping mechanisms have been proposed for adoption.  We have considered all of these proposals and, as we explain below, we will adopt a single capping mechanism that covers all non-power costs and includes an appropriate escalation factor.

i.  The CVPS Uni-Cap/Sub-Cap

Turning first to CVPS's Uni-Cap/Sub-Cap proposal, the Uni-Cap would be an annual cap on overall rate increases.  Within that Uni-Cap, there would be a subordinate "Sub-Cap" on a subset of specified non-power costs over which the Company contends it has managerial control.  Together, CVPS maintains that these caps would ensure that if the Company were to experience cost increases in excess of the Uni-Cap (or in excess of the Sub-Cap, as the case may be), then the Company would not be able to recover excess non-power costs from ratepayers.[9]

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Both CVPS and DPS agree that an appropriate rate-increase cap must focus managerial attention on containing increases in non-power costs.  Where they principally disagree is on the scope of the non-power-cost category.  In devising its rate-increase cap proposal, CVPS has attempted to distinguish between those non-power costs that it views to be within its managerial control and those non-power costs which it believes are not — such as capital expenditures in furtherance of its asset management plan.  Specifically, CVPS's Sub-Cap encompasses the administrative and general expenditures that the Company viewed to be within this category.  At the same time, CVPS proposes no cap on overall non-power costs, instead relying upon the Uni-Cap that limits overall rate increases.

The Department, on the other hand, does not accept CVPS's distinction between what is controllable and non-controllable.  The Department asserts that all non-power costs are controllable, and that CVPS's Sub-Cap therefore improperly focuses managerial attention and accountability on only a subset of controllable non-power costs.  The Department therefore contends that CVPS's proposed dual-pronged cap system would fail to adequately foster cost discipline and would be too generous in effect, as it would unjustifiably permit excessive annual rate increases on the order of 7%.[10]

We conclude that CVPS should have an incentive to control all — not just some — of its non-power costs, and that the Company's proposed Uni-Cap/Sub-Cap mechanism is unlikely to create such an incentive.[11]   The Uni-Cap ceiling envisioned by CVPS is set so high that it would permit 7% annual rate increases for 2010 and 2011.  This level lies well above any of the rate increases CVPS has requested or received in its recent history.  Therefore, in any given year under alternative regulation, CVPS is not likely to feel the constraining impact of the Uni-Cap, absent a large increase in the Company's net power costs.[12]  Moreover, even if the aggregate of CVPS's cost increases (power and non-power costs) were to hit the annual Uni-Cap, the

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Company would have the option of simply deferring recovery of its excess power costs until the following year.[13]  This could have the effect of allowing CVPS to increase non-power costs by up to 14% to 16% per year.  Thus, the Uni-Cap appears to us to be a cap with no practical cost-limiting effect.  The most positive function of the Uni-Cap appears to be the prevention of rate shocks for ratepayers.[14]  The chief effect, in any case, is not excess-cost deterrence or containment.  Sound alternative regulation, however, requires that CVPS's rate cap be set at a reasonable level that can be expected to control costs; otherwise there is inadequate justification for the reduced scrutiny that is contemplated under alternative regulation for the Company's annual base-rate filings.

CVPS maintains that it would be deterred from deferring power-cost recovery because the Company needs to preserve its cash flow and to avoid losing the time value of money, and because power-cost deferrals are likely to be received negatively by credit-rating agencies.[15]  But we find this argument unpersuasive, as none of these factors appear to have deterred CVPS in the past from building up sizeable cost deferrals.[16]

ii.  The Lowry Cap

In response to Board questioning about the Uni-Cap/Sub-Cap during the technical hearings, CVPS suggested during the subsequent briefing phase a new cost-mechanism based largely on the testimony of its rebuttal witness, Dr. Lowry (the "Lowry Cap").  The Lowry Cap is largely patterned after the mechanism we approved in the alternative regulation plan for VGS in Docket 7109.[17]  Using CVPS's actual, audited results for the 2007 rate year, a single, non-power-cost increase cap would be calculated using a forecasted Consumer Price Index ("CPI") inflator, with an offset for productivity, and adders for customer growth and the anticipated increase in spending under the Company's Asset Management Plan.[18]  There also would be an additional

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incentive that would allow CVPS to recover in rates 50% of the difference between the level of its operational costs as determined by its annual COS filing and its cap.[19]

While we appreciate CVPS's efforts to respond to our concerns by crafting a compromise capping mechanism that hews to our precedent set in the VGS alternative regulation plan, we are not satisfied that the resulting mechanism would produce just and reasonable rates for 2009 and beyond if it were integrated into the Modified Plan.  The Lowry Cap includes an "Escalation Index" factor that CVPS proposes to apply to its "2007 actual, audited results."[20]  This raises two concerns for us.  First, there is not sufficient evidence in the record to persuade us that CVPS's "actual, audited results" for 2007 represent an adequate substitute for the traditional cost-of-service filing we typically have used as a starting point for alternative regulation plans in Vermont.[21]  The spare support CVPS has offered for its actual 2007 non-power costs consists of a summary exhibit reflecting line-item amounts and adjustments that were entered into evidence during the technical hearings without prior discovery and with little testimony explaining the origins of this data.[22]

Secondly, and perhaps more significantly, Dr. Lowry's proposed mechanism derives from specialized research about average-cost trends in the power-distribution industry and depends upon the use of metrics and variables that can be expensive to develop.[23]  Dr. Lowry testified that he did not test his calculations or choice of cost escalator to determine, on a forward-projecting basis, how these projections match up against CVPS's recent history of rate increases.[24]  This leaves us with little sense of how well Dr. Lowry's research and theoretical analysis comport with CVPS's recent rate-regulated experience in Vermont.  Therefore, we are

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not comfortable employing a capping mechanism which incorporates projections for CVPS's future non-power- cost escalation trends using Dr. Lowry's Escalation Index.[25] There are simpler ways to construct a suitable non-power-cost cap mechanism for CVPS, and the policies of regulatory transparency and clarity would be better served by taking such an approach.  Thus, we decline to amend the CVPS Plan to include the Lowry Cap mechanism.

iii.  The DPS Non-Power-Cost Cap

The Department has offered an alternative cap mechanism to CVPS's Uni-Cap/Sub-Cap approach.  The Department proposes a single cap on increases in all non-power costs (the "non-power-cost cap").  The non-power-cost cap would be formulaically determined by using a lagging consumer price index, prospectively adjusted for the rate year by (1) targeted productivity changes and (2) any unusual rate-base changes occasioned by known and measurable and used and useful net plant and other rate-base additions.[26]

Using this approach, the Department has proposed to limit the incremental increase in CVPS's non-power-cost cap for 2009 at $2.5 million and for 2010 at $2.6 million before adjusting for planned capital expenditures.[27]  Specifically, the Department calculated its base non-power-cost cap amounts by using the 2007 annual percentage change in the CPI of 4.05% and then adjusting that figure downward for a targeted 50% productivity improvement, resulting in a base level non-power-cost cap rate of 2.025%.[28]  Additionally, in recognition of CVPS's plans to undertake sizeable capital investments under its Asset Management Plan, the Department provided for rate-base adjustments of $24.4 million in 2009 and $40.9 million for 2010.  These rate-base additions, combined with the Department's incremental non-power-cost increases, produce annual revenue-increase caps of $6.2 million for 2009 and $8.7 million for

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2010.[29]  For the 2009 non-power-cost increase calculation, the 2.025% rate was applied to a total of non-power costs derived from the 2008 COS.[30]

CVPS's concerns about the Department's 2009 non-power-cost cap calculations appear to be directed more at the COS starting point for these cap calculations, and less at the Department's proposed mechanism.[31]  CVPS argues that the Department's calculated cap for 2009 begins from an unrealistically low base and does not provide for normal cost escalation, and that in any event the Department's rate-base adjustments for upcoming capital expenditures are inadequate.[32]  The Company contends that for rate year 2009 alone, the Department's non-power-cost cap would preclude CVPS from recovering costs worth several million dollars.[33]  CVPS further contends the Department's cap proposal would not generate a base of revenues sufficient to support the continued implementation of the Company's Asset Management Plan.[34]

We find the single non-power-cost cap approach to be reasonable.  There is value in adopting a simple, transparent formula for calculating the cap, and the mechanism should have an inflation factor and a productivity adjustor as well — two features that also are consistent with Dr. Lowry's cap concept and research based on CVPS's past record of performance.  However, the Department has not persuasively demonstrated why the 50% targeted productivity adjustment it has proposed in its cap mechanism is warranted at this time.

It is the Department's view that CVPS management does not exercise sufficient cost discipline.[35]  The Department's proposed 50% targeted productivity adjustment certainly would be one way to induce the Company's management to "sharpen its pencils," but the need for such an incentive assumes a managerial laxity that has not been established in the record of these

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proceedings.  CVPS is presently undergoing a consensual business-process review to assure that its cost controls are sufficiently challenging and that it is operating efficiently.[36]  Until the business-process review is complete and the results are known, it would be premature and unfair to adopt a cap-setting mechanism that presupposes a negative assessment of CVPS's operational efficiency and cost discipline.

iv.  Resolution of the Cap Issue

For the reasons we have discussed above, we have determined that the record best supports the adoption of a single non-power-cost increase capping mechanism, with an inflation factor and a productivity adjustment factor. Thus, the following method shall be used to calculate CVPS's total non-power-cost rate increase cap for the years 2010 and 2011.

First, the non-power-cost cap will be calculated for each year of the Modified Plan based on the costs embedded in the base-rates determined for the previous year.  Second, consistent with our approach in the case of Vermont Gas Systems, Inc., the non-power-cost cap will increase based on the CPI for the Northeast region ("CPI-Ne") for the most recent 12 months preceding the cost-of-service filing.[37]  Third, we will adjust for productivity by subtracting 1%, which we conclude is a simple and reasonable number to use given Dr. Lowry's research showing that over the period of 1996–2006, the productivity index for CVPS was 0.91%, compared to 0.74% for the Northeastern United States and 1.03% for the nation as a whole.[38]  Thus, by way of illustration, if this cap calculation were performed today, using the 12-month average CPI-Ne

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data ending in July, 2008, this formula would yield a cost accelerator of 4.7% for use in producing a rate-increase cap under the Modified Plan.[39]

In addition to applying the cost-acceleration formula described above, we will annually include an adder for the capital expenditures CVPS anticipates making pursuant to its Asset Management Plan.  The adder will be $40,945,000 for 2010.[40]  There is insufficient evidence in the record to establish the capital-expense adder for 2011 at this time.  Therefore, we will require CVPS to file its 2011 estimated net-plant-in-service additions as part of its November, 2010, base -rate filing, using the format shown on page 2 of exh. DPS-RWB-2, and we will provide the other parties to this proceeding with an opportunity to comment on that figure.[41]  In the event that figure gives rise to any disputes about the 2011 estimated net-plant-in-service additions, we will resolve the issue and then require CVPS to use the resulting figure to calculate the capital-expense adder for 2011, applying the same methodology that it used to calculate the capital-expense adder for 2010.

We remain mindful of the Department's concern that the Proposed Plan does not contain sufficient incentives for the Company to exercise appropriate cost discipline.  For now, we conclude that with the adoption of the single non-power-cost cap we have described, the Modified Plan in fact will contain incentives to provide service at just and reasonable rates while advancing the goal of providing least-cost services.  In addition to the single non-power-cost cap we have adopted today, several other features of the Modified Plan create cost-control incentives.  Specifically, CVPS can benefit by increasing its earnings above the 10.21% authorized ROE.  And, under the Modified Plan, the Company can retain the bulk of any such excess earnings.  CVPS thus has an incentive to reduce costs to take advantage of this feature.  In addition, while some increases in CVPS's power costs are passed on to ratepayers through the PCAM, in each quarter, CVPS must absorb the first $315,000 of any such increases.  Essentially, this means that

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smaller variations in power costs will not be automatically flowed through in rates, providing CVPS with an added incentive to control these costs, thereby enhancing its earnings.

We also note that the Board retains jurisdiction to monitor the Modified Plan and investigate rate changes through the adjustors.  If it appears that CVPS has more ability to take advantage of unintended incentives than we expect, the Board can investigate proposed rate adjustments to determine whether they are just and reasonable.  In addition, the Board retains jurisdiction under 30 V.S.A. § 218d to investigate the Modified Plan while it is in effect and, if warranted, can then terminate it or modify its terms and conditions.

b.  The Earnings-Sharing Adjustment Mechanism

Another alternative regulation tool that is often used to create an incentive for efficient  operation is the earnings-sharing mechanism, under which a utility that can lower costs and improve performance is permitted to retain some of the additional earnings arising from these efforts.  This increased earnings potential is counterbalanced by shifting some risk of earnings shortfalls from customers to the utility.  Such earnings-sharing mechanisms, if set correctly, benefit both the utility (in the form of higher earnings) and customers (through long-term cost savings).   However, it is important to ensure that the bands determining the range of the risks and rewards of earnings and performance variations are not so narrowly drawn that they effectively shift most of the risk to ratepayers and thus fail to create an incentive for the utility to manage its costs.

CVPS has proposed an ESAM with dead-bands and sharing-bands that change depending on whether the Company has an investment-grade corporate credit rating.  CVPS maintains that investor confidence in the Company will grow and thus support its efforts to return to investment grade if their earnings range at risk is narrow initially, so that CVPS would only bear the risk and rewards of earnings for the first 50 basis points above or below the Company's authorized ROE.  Under the Company's proposal, the narrower 50/50 dead-bands would continue in place for as long as CVPS remains below a BBB rating.[42]  Should CVPS's credit rating rise above BBB, then the dead-bands would increase to 75/75, accompanied by an additional 50 basis points band in

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which half the earnings shortfalls between 75 and 125 basis points below the authorized ROE are recovered from ratepayers, while any earnings in excess of 75 basis points above the authorized ROE would be returned in full to ratepayers.

The Department recommends that CVPS's ESAM be modified to eliminate the narrower, "below BBB" 50/50 dead-band.[43]  The Department argues that CVPS owes its unfavorable corporate credit rating to poor management performance, and that it is therefore unfair to force ratepayers to bear the additional risk reflected in the 50/50 dead-band proposal.[44]  The Department further recommends that the earnings-sharing adjustment be made only once per year on a bills-rendered basis on July 1 of each year.[45]  Moreover, to avoid vagueness and complicating the process of determining actual earnings, the Department argues that CVPS should not be permitted to propose an additional ESAM adjustment at the time of its annual November base-rate filing.[46]

We are not persuaded that CVPS needs the special accommodation of the 50/50 basis- point dead-bands while its credit rating remains below investment grade.  The record persuades us that the most meaningful boost to CVPS's credit rating will come from the implementation of the PCAM which we have approved today.  It bears noting that in its meeting with Standard & Poor's about the Proposed Plan, the Company was encouraged by the credit-rating agency to pursue a PCAM similar to that which we approved for GMP.[47]  At that same meeting, CVPS's proposed ESAM dead-bands were only generally discussed, with no mention of the relative merits of having dead-bands of 50/50 basis points versus 75/75.[48]  Moreover, CVPS has presented insufficient evidence to show why the narrower sharing-bands are needed.

Accordingly, we adopt CVPS's proposed earnings-sharing mechanism, except we decline to distinguish between when the Company is above or below a BBB investment-grade rating.  Rather, we will modify the Proposed Plan to incorporate only the broader 75/75 dead-band and

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its companion sharing-bands as reflected in Finding 41 above.[49]  This provides a reasonable balance of risks and rewards, given the additional economic risk ratepayers will be assuming as the CVPS PCAM is implemented.  This conclusion is consistent with the alternative regulation plan we approved for GMP.

c.  Determining Initial Base Rates for 2009

In order to launch CVPS into alternative regulation, it is necessary to determine an appropriate starting point for setting the cap on base rates that will apply for the 2009 base-rate filing due in November, 2008 — the first year in which the Modified Plan will be in effect.  In other alternative regulation proceedings, the parties have typically filed a mutually acceptable cost-of-service to use as the starting point for setting base rates, calculating applicable cost-increase caps and fixing ROEs and earnings-sharing mechanisms, or the Board has determined those rates through a litigated proceeding.[50]  Unfortunately, in this docket, the Department and CVPS disagree about the appropriate starting point for setting the non-power cost cap that will apply in 2010 under alternative regulation.

The disagreement between CVPS and the Department begins with the bottom-line settlement in the Docket 7321 rate case.  That settlement expressly left open two issues for resolution in this alternative regulation proceeding — (1) the formulation of caps on increases in power costs and non-power costs and (2) the formulation of dead-bands and sharing-bands.[51]  Additionally, the Docket 7321 MOU specifically states:

Further, in consideration of this settlement, CVPS and DPS agree that, upon the effective date of CVPS's filed Alternative Regulation Plan, as may be approved in Docket No. 7336, the authorized ROE shall be 10.21% and the attached Cost-of-service (Attachment 2) shall be adopted resulting in a rate decrease of .5% ($1,379,000).  Other than this express provision, nothing in this settlement of Docket No.

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7321 is intended to affect, modify or prejudice the position of either party with respect to the terms of CVPS's Alternative Regulation Plan, as filed.

Exh. CVPS-WJD-3 at 6.

The Department understood the settlement in Docket 7321 to include an agreement to use the specified line items in the settled 2008 COS as the starting point for implementing CVPS's alternative regulation plan following Board approval.  Department witness Behrns specifically recalls meeting with CVPS personnel to negotiate those line items with a clear understanding that they were to be "the basis for alternative regulation going forward."[52]  However, in response to questioning from the Board in this proceeding, Mr. Behrns also acknowledged that there was disagreement between the parties at the technical hearing regarding the Docket 7321 settlement about which line items from the 2008 COS would flow through to the alternative regulation plan.[53]

CVPS, in turn, does not share the Department's understanding that individual line-item figures from the 2008 COS were intended to be used for purposes of setting cost caps under the alternative regulation plan.[54]  Moreover, the Company asserts that using the 2008 COS as a baseline for calculating cost caps as the Department proposes would result in non-compensatory rates.[55]  CVPS freely admits that the Proposed Plan as filed clearly provides that a "rate year cost-of-service ('COS') shall determine 'Base Rates,'" and that the only cost-of-service in evidence in this proceeding is the 2008 COS.[56]  But CVPS further maintains that the 2008 COS was only intended to be used to set base rates for 2008, and that there is nothing in the Proposed Plan that would bar the filing of a new cost-of-service for rate year 2009.[57]

The evidence presented here and in our Order in Docket 7321 support the conclusion that the 2008 COS was filed in support of a bottom-line settlement in Docket 7321 to resolve that particular rate case and that no agreement existed as to how specific line items in that settlement would apply under CVPS's eventual alternative regulation plan.  We specifically ruled in our

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Order approving that settlement that "our approval of the rate increase in this Order is approving a bottom-line settlement" and that "our approval of the bottom-line settlement and the MOU does not in any way determine issues in Docket 7336, including the COS set out in Attachment 2, a 10.21% ROE for CVPS's Alternative Regulation Plan as implemented, or any other issue."[58]

We recognize that we also made a finding in Docket 7321 that the 2008 COS "is intended by the DPS and CVPS to be the basis for CVPS's alternative regulation plan, going forward."[59]  The Department appears to have concluded that using the 2008 COS as a basis for going forward with alternative regulation included using the individual line-item figures in the 2008 COS to calculate the applicable rate-increase cap for 2009.[60]  This position would be more persuasive had we not previously explained in our Docket 7321 Order that we were only approving the 2008 COS on a bottom-line basis because during the Docket 7321 technical hearing we observed that "some ambiguity existed as to whether the parties intended to be bound by the specific figures set out in the COS or whether the MOU should be treated as a bottom-line settlement . . . ."[61]  Accordingly, we conclude that we cannot rely on the line items in the 2008 COS for purposes of calculating the non-power-cost cap as we adopt an alternative regulation plan for CVPS in this docket.

In sum, the disagreement between CVPS and the Department surrounding the 2008 COS presents the following situation:  (1) there is a bottom-line agreement that the rates now in effect based on the 2008 COS are just and reasonable; (2) because of the bottom-line nature of the settlement in Docket 7321, there is no agreement between the parties to use any non-power-cost line items from the 2008 COS for purposes of calculating a rate-increase cap; and (3) the line-item non-power-cost data is necessary for calculating a suitable rate-increase cap for use in 2010 and 2011; and (4) the parties have presented no acceptable alternative to relying on the 2008 COS to provide line-item non-power-cost figures for calculating the rate-increase cap for the 2009 COS filing.  We therefore conclude that the evidentiary record does not include enough of the information we need to apply the rate-increase cap mechanism we are approving today.

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CVPS has variously suggested other substitutes for the 2008 COS, such as its actual cost figures for 2007, or a revised version of the 2008 COS.[62]  We are not convinced, however, that any one of these options is the best way to start CVPS out in alternative regulation, especially when the Proposed Plan itself calls for using a cost-of-service filing to set base rates,[63] which is consistent with our precedents in approving and implementing alternative regulation plans for VGS and GMP, and when the 2007 costs have not been subject to review to determine their reasonableness as a baseline.

Our alternative regulation plans in Vermont embrace flexibility and new approaches to create incentives for our utilities to realize operational efficiencies and to advance state policy objectives while having a reasonable opportunity to earn a fair return for good performance.  But in order to give comfort to ratepayers that their interests will not be compromised by departing from traditional rate-setting methods, we have chosen to construct our alternative regulation plans on the solid, familiar ground of initial cost-of-service filings that follow our well-established ratemaking principles and are subjected to rigorous regulatory review.  We see no reason to depart from this standard in the case of reviewing and approving an alternative regulation plan for CVPS.

Having determined that we will not use the line items of the 2008 COS as a starting point for calculating the non-power-cost rate-increase cap under the Modified Plan, and having further concluded that the evidentiary record contains no acceptable alternatives, we have decided that the best interests of all stakeholders would be served by a thorough review of the cost-of-service for 2009.  Accordingly, we will require CVPS to expand its 2009 base-rate filing — using traditional Vermont ratemaking methodology and rules — to include sufficient information to allow us to determine the appropriate level of non-power costs to use in determining the rate caps for 2010 and 2011.  Because it is the foundation for future rate adjustments under the Modified Plan, we will be prepared to suspend the filing and investigate it in full within seven months as we would any other traditional rate-case filing.

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We recognize CVPS will not have much time to prepare its 2009 base-rate filing.  For this reason, we will direct assigned board staff to convene a status conference on October 8, 2008, to discuss the information to be provided in the 2009 base-rate filing.[64]  In the interim, we encourage the parties to jointly explore any options or processes that may exist that would warrant narrowing the scope of this investigation so that it could be conducted as expeditiously as possible with due consideration for the integrity of these proceedings.

3.  The Term of the Modified Plan and Option to Extend

The Proposed Plan calls for an effective date "30 days after the Board's order instituting the Plan" and a termination date of December 31, 2010, unless an extension is sought at the Company's option.[65]  However, as a result of the extensions the parties have sought in these proceedings to accommodate settlement discussions, the Modified Plan we adopt today would only be in effect for a minimum of two years.  We conclude that it is reasonable to extend the initial term of the Proposed Plan to take account of the scheduling delays in this docket. Therefore, we hereby approve an initial termination date of December 31, 2011, for the Modified Plan.

The Proposed Plan also reserves to the Company "the right to exercise two successive end-of-term extension options each of 1 year in length."[66]  During the technical hearings, CVPS witness Deehan testified that the Company's intent under the Proposed Plan is to reserve to itself the right to exercise these extension options unilaterally, without review by either the Board or the Department.[67]  This unilateral extension provision is inconsistent with the alternative regulation plans we have previously approved for GMP and VGS.[68]  The Company presented no evidence explaining why such a unilateral extension mechanism that dispenses with regulatory

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review is necessary or beneficial to the public good.  We therefore decline to adopt this term of the Proposed Plan.  Instead, consistent with the GMP and VGS plans, CVPS shall have the right to petition for extension of its alternative regulation plan, subject to review by the Department and approval by the Board.

V.   STATUTORY FINDINGS

A.  Findings

1.  Incentives to Provide Least-Cost Energy Service (§ 218d(a)(1))

96.  The Modified Plan establishes a system of regulation in which the Company has clear incentives to provide least-cost energy service to its customers.  This conclusion is supported by findings 97–98.

97.  Under alternative regulation, CVPS will set rates on the basis of customer load forecasts, taking into account the impacts of load changes arising from factors such as self-generation, conservation, efficiency and load management.  These measures help to decouple CVPS's earnings from its retail sales volumes between rate cases, thereby promoting resource parity.  Kraus & White pf. at 4–5; Deehan pf. at 29 and 33; exh. CVPS-WJD-2 at 4.

98.  Under alternative regulation, CVPS will encourage efficient operations in a resource-neutral manner that is consistent with the principles of least-cost planning.  Deehan pf. at 30.

99.  Under alternative regulation, CVPS's rates will be set using a quarterly power-cost adjustment mechanism with a power efficiency dead-band that creates a direct incentive for the Company to mitigate power-cost risks and minimize the net cost of power.  Findings 10–22, above.

Discussion

We have modified the Proposed Plan to include a single, annual cap on increases in non-power costs, as well as an earnings-sharing mechanism that are designed to promote risk management and cost-efficient operation.  See infra, pp. 31–32 and p. 35.  We are confident that these measures, taken together, will cause CVPS to provide least cost service for the duration of the Modified Plan.

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2.  Just and Reasonable Rates (§ 218d(a)(2))

100.  The Modified Plan provides just and reasonable rates for service to all classes of customers.  This conclusion is supported by findings 101–104.

101.  Under alternative regulation, CVPS's ratemaking mechanisms will assure transparent review of its rates in an efficient and predictable manner.  Deehan pf. at 30; findings 68–71, above.

102.  Under alternative regulation, CVPS will implement adjustments for all rate classes that are subject to general rate changes, and the Company's base rates will be set pursuant to an annual cost-of-service filing using traditional Vermont ratemaking principles.  Exh.CVPS-WJD-2 at 3–4.

103.  The PCAM will be implemented on a basis that reflects most changes to power costs, and because the remaining adjustments will be implemented on a uniform percentage basis, consistent with traditional rate changes.  Exh.CVPS-WJD-2 at 10.

104.  CVPS recognizes that alternative regulation does not limit the Company's obligation to act prudently in its provision of service to customers.  Deehan pf. at 30.

Discussion

We are requiring CVPS to expand its initial base-rate filing for 2009 — using traditional Vermont ratemaking methodology and rules — to include sufficient information to allow us to determine the appropriate level of non-power costs to use in determining the non-power cost increase caps for 2010 and 2011.  See infra p. 39.  We are confident that this additional process for setting base rates in 2009, coupled with the PCAM, the single non-power cost cap mechanism and the ESAM mechanism we have adopted in this Order, will produce just and reasonable rates for the duration of the Modified Plan.

3.  Safe and Reliable Service (§ 218d(a)(3))

105.  The Proposed Plan results in the delivery of safe and reliable service.  This conclusion is supported by findings 106–107.

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106.  Under alternative regulation, CVPS will continue to follow and execute its existing SQRP.  Deehan pf. at 33; exh. CVPS-WJD-2 at 11; finding 70, above.

107.  Under alternative regulation, CVPS's rates will be set to provide a reasonable revenue allowance to fund needed investments to promote network reliability.  For rate year 2010 alone, the added capital expenditure allowance to fund activities under the Company's Asset Management Plan will be $40,945,000.  Finding 34, above; exh. DPS-RWB-1; exh. CVPS-JMK/GAW-2 at 18; tr. 7/09/08 at 226–227 (Cook); tr. 7/10/08 at 200–203 (Cook).

Discussion

CVPS's rates will be set annually to include an adder for the capital expenditures the Company anticipates making over the next five years pursuant to its Asset Management Plan.[69]  Because there is insufficient evidence in the record to establish the capital-expense adder for 2011 at this time, we are requiring CVPS to file its 2011 estimated net-plant-in-service additions, using the format shown on page 2 of exh. DPS-RWB-1, and we will provide the other parties to this proceeding with an opportunity to comment on that figure.  In the event that figure gives rise to any disputes about the 2011 estimated net-plant-in-service additions, we will resolve the issue and then require CVPS to use the resulting figure to calculate the capital-expense adder for 2011, applying the same methodology that it used to calculate the capital-expense adder for 2010.

We are confident that with these measures in place, the Modified Plan will produce safe and reliable service for CVPS ratepayers.

4.  Incentives for Innovations and Improved Performance (§ 218d(a)(4))

108.  The Modified Plan provides incentives for innovations and improved performance that advance state energy policy such as increasing reliance on Vermont-based renewable energy and decreasing the linkage between sales and earnings.  This conclusion is supported by findings 109–110.

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109.  Alternative regulation will allow CVPS to pursue innovations and policy initiatives to encourage the use of new Vermont renewable resources.  Deehan pf. 29, 31–32; exh. CVPS-Rebuttal-PJK/RDC-5 at 3; exh. CVPS-WJD-2 at 11.

110.  Under alternative regulation, CVPS's rates will be set to permit timely power-cost adjustments, which will facilitate incremental purchases from new sources, such as SPEED resources or other resources governed by Board Rule 4.100.  Findings 10–22, 103 and 109, above; Deehan pf. at 32.

5.  Improved Quality of Service, Reliability, and Service Choices (§ 218d(a)(5))

111.  The Modified Plan promotes improved quality of service, reliability of service and service choices.  This conclusion is supported by findings 112–115.

112.  Under alternative regulation, CVPS will continue to follow and execute the Company's SQRP.  Findings 78 and 106, above; exh. CVPS-WJD-2 at 11; Kraus & White pf. at 14.

113.  Under alternative regulation, CVPS will promote improved service choices through:  (1) a commitment to deploy AMI; (2) the obligation the Company has assumed to carry forward and complete long-term plans for retail rate design and service offerings as detailed in the Memorandum of Understanding approved by the Board in Docket 7095; and (3) the obligation the Company has assumed to provide an annual, fixed-price service offering.  Findings 82–83 and 88, above; exh. CVPS-Rebuttal-PJK/RDC-5 at 5–6; exh. CVPS-WJD-2 at 11; Deehan pf. at 33.

114.  Under alternative regulation, CVPS will have financial incentives to develop service choices that reduce costs.  This effect will be achieved through the PCAM's Power Efficiency Band and the ESAM adopted in this Order, as well as through the introduction of smart metering and advanced network technologies.  Deehan pf. at 30; Kraus & White pf. at 11–12.

115.  The Modified Plan requires CVPS to track and report on an annual basis the same information about supplier-caused outages for CVPS's wholesale customers that the Company provides for all outages for its retail customers.  Findings 92–95, above.

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6.  Encourage Innovation in the Provision of Service (§ 218d(a)(6))

116.  The Modified Plan will encourage the Company to provide service innovatively.  This conclusion is supported by findings 117–123.

117.  Under the Modified Plan, the Company will have incentives to reduce costs.  Findings 98, 99 and 102, above, and finding 127, below.

118.  CVPS has made a commitment to implement AMI in conjunction with implementing its alternative regulation plan.  Findings 80-83, above; exh. CVPS-Rebuttal-PJK/RDC-5 at 5–6.

119.  CVPS is committed to deploying AMI as quickly and prudently as it can.  Kraus & White pf. at 13; Deehan pf. at 33–34.

120.  CVPS will file a plan for implementing AMI within 6 months of Board approval of the stipulation reached between CVPS and CLF.  Exh. CVPS-Rebuttal-PJK/RDC-5 at 5.

121.  CVPS's efforts to deploy AMI would be the largest single customer-service project undertaken by the Company in decades.  Kraus & White pf. at 13.

122.  AMI is expected to foster new service offerings and benefits, including more accurate pricing signals for consumers.  Deehan pf. at 9.

123.  AMI is expected to expand CVPS's opportunities to offer its customers new rate options based on demand response and innovative rate designs.  Deehan pf. at 34.

7.  Reasonably Balanced System of Risks and Rewards (§ 218d(a)(7))

124.  The Modified Plan establishes a reasonably balanced system of risks and rewards that encourages the Company to operate as efficiently as possible using sound management practices.  This conclusion is supported by findings 125–127.

125.  Under alternative regulation, CVPS's rates will be set using a PCAM that will result in quarterly power cost adjustments.  Findings 10–21 and 99, above.

126.  The adoption of a PCAM is likely to boost CVPS's corporate credit rating, thereby reducing the Company's cost of capital.  Findings 8–9, above.

127.  The Modified Plan's PCAM creates cost-control incentives for the Company through the power efficiency dead-band.  Finding 99, above.

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Discussion

We have modified the Proposed Plan to include a single, annual cap on increases in non-power costs, as well as an earnings-sharing mechanism that are designed to promote risk management and cost-efficient operation.  See infra, pp. 31–32 and p.35.  We are confident that these measures, taken together, will create a reasonably balanced system of risks and rewards for the duration of the Modified Plan.

8.  Reasonable Opportunity to Earn a Fair Rate of Return (§ 218d(a)(8))

128.  The Modified Plan provides a reasonable opportunity for CVPS to earn a fair rate of return.  This conclusion is supported by findings 129–130.

129.  Under alternative regulation, CVPS will be able to implement periodic rate adjustments to reflect differences between target and actual costs, subject to the PCAM bands and ESAM bands.  Deehan pf. at 35; finding 99, above.

130.  The Docket 7321 MOU provides that upon the effective date of CVPS's alternative regulation plan, the Company's authorized ROE will drop to 10.21%, and the 2008 COS, rate base, and cost of capital set out in MOU Attachment 2 would be adopted, resulting in a rate decrease of 0.5 percent ($1,379,000).  Exh. CVPS-WJD-3 at 6; finding 77, above.

Discussion

We have modified the Proposed Plan to include  a single, annual cap on increases in non-power costs, as well as an earnings-sharing mechanism that are designed to promote risk management and cost-efficient operation.[70]  We are confident that these measures, taken together, will create a reasonably balanced system of risks and rewards for the duration of the Modified Plan.

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9.  Impact on Accounting (§ 218d(m)(1))

131.  The Modified Plan will not have an adverse impact on the Company's eligibility for rate-regulated accounting in accordance with generally accepted accounting standards.  This conclusion is supported by finding 132.

132.  The Proposed Plan was designed to meet the three qualifying criteria under Financial Accounting Standard 71 ("Accounting for the Effects of Certain Types of Regulation") and also the three criteria under Emerging Issues Task Force Issue No. 92-7 ("Accounting by Rate-Regulated Utilities for the Effects of Certain Alternative Revenue Programs").  Keefe & Cook pf. at 9.

Discussion

None of our modifications to the Proposed Plan should alter CVPS's ability to meet the six accounting criteria cited above in finding 132.

10.  Preserve the Availability of Equity and Debt Capital Resources (§ 218d(m)(2))

133.  The Modified Plan reasonably preserves the availability of equity and debt capital resources to the Company on favorable terms and conditions.  This conclusion is supported by finding 134.

134.  Under alternative regulation, CVPS's rates will be set using a quarterly power-cost- adjustment mechanism.  Wall Street analysts and rating agencies strongly favor power- adjustment clauses that permit rates to reflect costs on a regular basis, and because the Company's risks are reduced.  Findings 8, 125, and 126, above; Keefe & Cook pf. at 6–8.

11.  Reasonable Sharing of Savings with Ratepayers (§ 218d(b))

135.  The Modified Plan provides for reasonable sharing of savings resulting from alternative regulation with ratepayers.  This conclusion is supported by findings 136–137.

136.  The Modified Plan provides that under appropriate conditions, a portion of the savings resulting from efficiencies realized under alternative regulation will be shared with ratepayers through operation of the ESAM.  Deehan pf. at 35; findings 99 and 124, above, and 137, below.

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137.  Under alternative regulation, CVPS will contribute 10% of any earnings within the ESAM dead-band in excess of the Board-approved rate of return on equity to a low-income bill-assistance program that CVPS has agreed to establish.  Deehan pf. at 35–36.

Discussion

We have modified the Proposed Plan's earnings-sharing mechanism to strike a balance that reasonably shares with ratepayers the gains realized by CVPS from cost-efficient operation under alternative regulation.  See infra, pp. 31–32 and p.35.  We are confident that these measures, taken together, will result in a reasonable sharing of savings with ratepayers for the duration of the Modified Plan.

B.  Conclusion re:  Statutory Standards

For the reasons we have set forth in the discussion portion of this Order, see infra. pp. 21–39, and based on findings 96–137, above, we find that the Proposed Plan, as modified herein, meets all of the statutory criteria for approval of an alternative regulation plan under § 218d.

VI.  MISCELLANEOUS ISSUES

A.  Supplier-Caused Outages Reporting

In recent years, we have been engaged in on-going efforts to encourage improvements statewide in transmission-infrastructure reliability.  We are concerned that our present approach to structuring and monitoring service-quality standards may be producing the unanticipated effect of inducing utilities to assign priority to retail customers' concerns, absent comparable service- quality standards and reporting requirements for wholesale customers.  It is possible that this asymmetry in regulatory emphasis is leading utilities to focus on capital investments that benefit retail customers, even when an investment to remedy a single wholesale customer's supplier-caused outages could address the reliability interest of many more Vermonters affected by that wholesale customer's outages.  Our present system of service-quality reporting affords us little insight into the issue of wholesale-customer outages from the supplying utility's perspective, as

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we only have the benefit of reporting from the distribution utilities when they experience a supplier-caused outage.  For instance, in the case of CVPS, we believe it would be useful to have information from the Company itself that would help us understand the frequency and scope of its wholesale customer outages, as opposed to the fragmented picture we otherwise must piece together from the distribution utilities' reports.

The Proposed Plan does not contain any terms or incentives directed at addressing supplier-caused outages.[71]  In response to Board questioning, the Company explained that in prioritizing capital spending on reliability projects, it does not specifically distinguish between the interests of its wholesale and its retail customers because these largely appear to be aligned where the reliability of transmission infrastructure is concerned.[72]  In making investment decisions to address retail customer issues, CVPS does not review its service-quality performance vis-a-vis wholesale customers — they are assumed to benefit from these investment projects much as retail customers do.[73]

In this docket, CVPS has suggested that the Company could provide annual reporting on the experience of its wholesale customers with supplier-caused outages.[74]  We accept that suggestion and hereby require, as a condition of alternative regulation, that CVPS track and report on an annual basis the same information about supplier-caused outages for CVPS's wholesale customers that the Company provides for all outages for its retail customers, as set forth in the first sentence of PSB Rule 4.903(A).[75]  However, we require CVPS to report the number of retail, rather than wholesale, customers affected by each supplier-caused outage, to the extent this information can be obtained from the affected wholesale customers.  For the sake of

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efficiency, CVPS shall include this supplier-caused outage data in its annual Rule 4.900 report to the Board and the Department.[76]

B.  Recovery of Unanticipated Energy-Efficiency or Distributed-Resource Costs

The Proposed Plan permits CVPS to request an accounting order to recognize lost revenues or to defer costs in the event the Company experiences large energy efficiency costs or distributed-resource costs that are not reflected in its base-rates or the applicable energy efficiency charge for that year.[77]  The Department recommends that recovery of such unanticipated costs be evaluated on a case-by-case basis by CVPS and the Department to determine whether their recovery warrants petitioning the Board for an amendment to the alternative regulation plan to allow the necessary special ratemaking treatment to effect recovery of these costs.[78]  According to the Department, this approach is appropriately consistent with the mechanism in the Proposed Plan for dealing with any special ratemaking needs that may arise in relation to the development of new power sources or resource commitments.[79]  As we have noted in these proceedings and in this Order, CVPS has a history of accumulating deferred costs.[80]  At times this practice has given rise to regulatory proceedings aimed at reducing these deferrals.[81]  The Department has correctly pointed out that the Proposed Plan contains an adequate alternative to accounting orders for handling the issue of unanticipated energy efficiency and distribution-resource cost accounting.

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C.  Approval of Settlement With CLF

We approve the Settlement between CLF and CVPS.  We are persuaded that this Settlement will help advance state energy goals, most notably by encouraging the deployment of AMI and fostering more reliance on Vermont-based renewable energy.

D.  The Ratepayer Credit Due to ROE Reduction

CVPS has requested guidance for how to account for the rate impact of the ROE reduction of 50 basis points that is due to go into effect upon approval of an alternative regulation plan for CVPS.[82] Assuming an effective date of November 1, 2008, for its alternative regulation plan, CVPS estimates the ROE reduction will produce a benefit to ratepayers of approximately $240,000.[83]  We have determined that CVPS shall credit the appropriate sum to ratepayers as a regulatory liability that shall be used to offset the 2009 revenue requirement.

E.  Sample Filings

The implementation of alternative regulation will create numerous new filing requirements for the Company.  For the sake of promoting transparency and efficiency, we will require CVPS to work with the Department to submit examples of all of the filings due under the Modified Plan to the Department for review by December 1, 2008, to consult with the DPS concerning changes, and to submit these filings to the Board for approval as to form within 90 days after the Modified Plan is approved.

VII.  SUMMARY OF BOARD MODIFICATIONS IN APPROVING THE PROPOSED PLAN

We have adopted the Proposed Plan, subject to the modifications discussed in this Order.  Accordingly, for purposes of implementing alternative regulation for CVPS, the language of the Proposed Plan as reflected in exh. CVPS-WJD-2 should be deemed controlling unless it has been modified by this Order.  We hereby summarize our modifications in approving the Proposed Plan:

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(1) We have modified the Proposed Plan to extend the initial termination date to December 31, 2011, and we have eliminated the Company's right to unilaterally extend its alternative regulation plan without review by the Board or the Department.  CVPS is free to petition for an extension of the Modified Plan, subject to review by the Department and approval from the Board.  See infra pp. 38–39.

(2) We have approved the PCAM mechanism on the terms proposed by CVPS in the Proposed Plan, except we will require CVPS to notify the Board and the Department 60 days in advance of the effective date of the PCAM adjustment (if any) to be made at the beginning of the next calendar quarter following the PCAM adjustment filing.  CVPS shall issue notice to ratepayers of this adjustment directly after the notice filing is made to the Board and the Department.  See infra p. 22.

(3)  We have modified the Proposed Plan to replace the Company's Uni-Cap/Sub-Cap mechanism with a single non-power cost cap mechanism that encompasses all of its non-power costs and provides for appropriate escalation that includes an inflation adjustment, a productivity factor and a capital expense adder.  This methodology shall be used for calculating the non-power-cost cap that shall be applied in reviewing CVPS's annual base-rate filings while the Company is under alternative regulation.  See infra pp. 30–31.

(4) We have modified the Proposed Plan to simplify the earnings-sharing mechanism by eliminating the "below BBB" 50/50 basis point dead-band and instead adopting for immediate implementation the 75/75 basis point dead-band and its companion, additional sharing-band of 50 basis points which requires that half of any earnings shortfalls between 75 and 125 basis points below the authorized ROE will be recovered from ratepayers, while any earnings in excess of 75 basis points above the authorized ROE will be returned in full to ratepayers.  The earnings-sharing adjustment shall be made only once per year on a bills-rendered basis on July 1 of each year.  Moreover, to avoid vagueness and complicating the process of determining actual earnings, CVPS shall not be permitted to propose an additional ESAM adjustment at the time of its annual November base-rate filing.  CVPS shall notify the Board and the Department 60 days in advance of the effective date of the annual ESAM adjustment (if any) to be made.  CVPS shall then issue

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notice to ratepayers of this adjustment directly after the notice filing is made to the Board and the Department.  See infra pp. 32–33.

(5)  We have modified the Proposed Plan to provide CVPS with an opportunity to supplement its 2009 base rate filing with sufficient information about its 2009 non-power costs so that an appropriate figure can be calculated to quantify the non-power cost cap that will apply for 2010 and 2011. See infra p. 39.

(6)  We have modified the Proposed Plan to include a requirement that CVPS track and report on an annual basis the same information about supplier-caused outages for CVPS's wholesale customers that the Company provides for all outages for its retail customers, as set forth in the first sentence of PSB Rule 4.903(A).  We specifically require CVPS to report the number of retail, rather than wholesale, customers affected by each such outage, to the extent this information can be obtained from the affected wholesale customers.  For the sake of efficiency, CVPS shall include this supplier-caused outage data in its annual service quality report to the Board and the Department.  See infra p. 47–48.

(7) We have modified the Proposed Plan to provide for a case-by-case review by CVPS and the Department of whether special ratemaking treatment may be warranted for any proposed recovery of unanticipated energy-efficiency or distributed resource costs.  See infra p.48–49.

(8) We have modified the Proposed Plan to require CVPS to submit samples for Board approval of all of the filings required under the Modified Plan.  See infra p. 50.

VIII.  CONCLUSION

Alternative regulation, while authorized by statute, is an option, not a requirement.  As we have observed in the past, any meaningful analysis of alternative regulation must consider the opportunity cost of continuing under traditional regulation.[84]  This means that we should expect that both the Company and its customers will benefit from alternative regulation.

We have concluded that the Proposed Plan — as modified by this Order — is reasonable and should be approved.  Instituting a PCAM at this time as part of an alternative regulation plan for CVPS is the single most effective option available for strengthening CVPS's financial profile

Docket No. 7336

in the eyes of Wall Street.  The Modified Plan also will help CVPS meet the long-term energy goals of the state — namely the provision of high-quality service at least cost.  One of the major benefits of the Modified Plan is the likelihood that it will improve CVPS's financial ratings and creditworthiness.  This will enhance CVPS's ability to pursue a broad range of options to replace the large power contracts that will begin to expire in 2012.  It should also reduce CVPS's cost of capital, producing savings that can be passed on to ratepayers.[85]

The Modified Plan offers several other benefits as well.  It will, over time, reduce some of the time and expense associated with litigated rate adjustments.  Instead of the traditional filing of rate increases that often lead to contested-case proceedings, CVPS will have more frequent, but also more limited, rate adjustments.  The Board, Department and other parties will have increased workload to evaluate these filings.  But we expect that the overall burden will be less than under traditional regulation, while still ensuring that rates are just and reasonable.  In this regard, CVPS's agreement to pay for a review by an independent third party retained by the Department should help address some of the workload and timing considerations.[86]

Thus, for the reasons set out above, we approve the alternative regulation plan set forth in the Proposed Plan, subject to the modifications outlined in this Order.  Over its term, the alternative regulation plan has the promise of improving CVPS's financial status, while simultaneously benefitting ratepayers.

IX.  ORDER

IT IS HEREBY ORDERED, ADJUDGED AND DECREED by the Public Service Board of the State of Vermont that:

1.  The Proposed Plan is approved, as modified by this Order, to take effect on November 1, 2008 (the "Modified Plan").

2.  The term of the Modified Plan shall expire on December 31, 2011.  At its option, CVPS may petition the Board for an extension of the Modified Plan, subject to review by the Department and approval from the Board.

Docket No. 7336

3.  Under the Modified Plan, the Department may retain, at the Company's expense, an independent third party with accounting and rate-making expertise to review each base-rate filing under the Modified Plan for (1) accuracy, (2) completeness, (3) compliance with traditional rate-making and existing Board Orders regarding cost-of-service filings including the calculation of regulated earnings and (4) consistency with the Company's actual costs and the Modified Plan.

4.  No later than November 1, 2008, CVPS shall file with the Board its initial base-rate filing under the Modified Plan.  This initial 2009 base-rate filing shall be expanded to include sufficient non-power cost line item information to support the calculation of the non-power cost cap to be applied in 2010.  This initial 2009 base-rate filing shall be suspended and investigated.

5.  The PCAM is hereby approved on the terms set forth in the Proposed Plan, except that CVPS shall notify the Board and the Department 60 days in advance of the effective date of the PCAM adjustment (if any) to be made at the beginning of the next calendar quarter following the PCAM adjustment filing.  CVPS shall issue notice to ratepayers of this adjustment directly after the notice filing is made to the Board and the Department.

6.  There shall be a single non-power-cost cap mechanism under the Modified Plan that encompasses all of the Company's non-power costs and provides for appropriate escalation that includes an inflation, a productivity factor and a capital expense adder.  This methodology shall be used to calculate the non-power-cost cap that shall be applied in reviewing CVPS's annual base-rate filings while the Company is under alternative regulation.

7.  The Modified Plan shall include a 75/75 basis point dead-band and an additional sharing-band of 50 basis points which requires that half of any earnings shortfalls between 75 and 125 basis points below the authorized ROE will be recovered from ratepayers, while any earnings in excess of 75 basis points above the authorized ROE will be returned in full to ratepayers.

8.  The earnings-sharing adjustment shall be made only once per year on a bills-rendered basis on July 1 of each year.  CVPS shall not be permitted to propose an additional earnings-sharing adjustment at the time of its annual November base-rate filing.

9.  CVPS shall notify the Board and the Department 60 days in advance of the effective date of the annual ESAM adjustment (if any) to be made.  CVPS shall then issue notice to

Docket No. 7336

ratepayers of this adjustment directly after the notice filing is made to the Board and the Department.

10.  The Modified Plan shall provide for a case-by-case review by CVPS and the Department of whether special ratemaking treatment may be warranted for any proposed recovery of unanticipated energy-efficiency or distributed-resource costs.

11.  CVPS shall include the following information about supplier-caused outages for CVPS's wholesale customers in its annual report required by PSB Rule 4.900:  the date and time of interruption; the actual number of retail customers affected (to the extent such information can be obtained from the affected wholesale customers); the date and time of service restoration; the outage Duration; the Customer Hours Out; identification of the circuit(s) affected; and, when known, the cause of such Outage (using the categories delineated in Section 4.903(B)(2)).

12.  By December 1, 2008, the Company shall submit to the Department for review and comment a sample of each type of filing to be made under the Modified Plan.  CVPS shall consider any changes to the filing formats under the Modified Plan as the Department deems to be reasonably necessary to complete an efficient and meaningful review of the filings due under the Modified Plan.  These sample forms then shall be submitted to the Board for approval as to form within 90 days afer the Modified Plan is approved; any unresolvable issues concerning the sample filings shall be referred to the Board for resolution.

13.  CVPS shall collaborate with the Department on its plans concerning customer information regarding the Modified Plan, including Customer Service Representative training, and the timing and substance of customer communications.

14.  By November 1, 2008, CVPS shall file with the Department and the Board a document that revises the Proposed Plan (Exh. CVPS-WJD-2) to reflect the terms of alternative regulation approval set forth in this Order.  Any party to this proceeding wishing to comment on whether the revised document filed by CVPS adequately reflects the terms of this Order shall do so by December 1, 2008.

15.  CVPS shall collaborate with the Department to jointly develop criteria to be used in assessing the Modified Plan's effectiveness in achieving the goals of 30 V.S.A. § 218d.  These criteria shall be filed with the Board for approval by June 30, 2009.

Docket No. 7336

16.  CVPS shall credit an appropriate sum to its ratepayers as a regulatory liability to reflect the ROE reduction of 50 basis points that will be implemented upon the effective date of the Modified Plan.  This regulatory liability shall be used to offset the 2009 revenue requirement.

17.  The MOU between CLF and CVPS is approved.

18.  CVPS shall file with the Board a plan for implementing AMI within 6 months of the date of this Order.

NOTICE OF STATUS CONFERENCE

19.  Board staff shall convene a status conference, pursuant to 30 V.S.A. Sections 8, 10 and 218d, on Wednesday, October 8, 2008, at 9:30 A.M., in the Board Hearing Room on the 3rd Floor of the Chittenden Bank Building at 112 State Street, Montpelier, Vermont 05620-2701.

SO ORDERED.

Dated at Montpelier, Vermont, this   30th            day of    September                    , 2008.

s/James Volz	)	PUBLIC SERVICE
) )
s/David C. Coen	)	BOARD
) )
s/John D. Burke	)	OF VERMONT

:
Office of the Clerk
Filed: September 30, 2008
Attest: s/Judith C. Whitney
Deputy Clerk of the Board

Notice to Readers:  This decision is subject to revision of technical errors.  Readers are requested to notify the Clerk of the Board (by e-mail, telephone, or in writing) of any apparent errors, in order that any necessary corrections may be made.  (E-mail address: psb.clerk@state.vt.us)
Appeal of this decision to the Supreme Court of Vermont must be filed with the Clerk of the Board within thirty days.  Appeal will not stay the effect of this Order, absent further Order by this Board or appropriate action by the Supreme Court of Vermont.  Motions for reconsideration or stay, if any, must be filed with the Clerk of the Board within ten days of the date of this decision and order.

1. As we explain later in this Order, we will direct Board staff to convene a status conference on October 8, 2008, to discuss the contents of the 2009 base-rate filing.  See p. 56.

2. On August 22, 2008, CVPS filed an unredacted version of its reply brief in which it publicly cited to information which had been approved for confidential treatment at CVPS's request earlier in this proceeding.  The Clerk of the Public Service Board confirmed via telephone with CVPS on August 22, 2008, that the Company's public disclosure of this confidential information in its reply brief was intentional.

3. These actions are described in detail in an appendix attached to the Board's Docket 7095 Order.  See Investigation into Central Vermont Public Service Corporation's Class Cost-of-service Study and Rate Design Proposals, Order of 4/25/07 at p. 21 and Appendix A.

4. These goals are reflected in the statutory criteria set forth at pp. 21–22 of this Order.

5. See Findings 8 and 22, above.

6. See Findings 10-16 and 18–21, above.

7. See Finding 17, above.

8. Id.

9. Although by its terms the Uni-Cap applies to all costs, unrecovered power costs can be deferred to subsequent years.  As a result, the Uni-Cap effectively limits recovery only of non-power costs.

10. Behrns pf. at 9–11.

11. Even CVPS acknowledges that it does not neatly distinguish between non-power costs that are controllable and others that are beyond its control.  Tr. 7/09/08 at 198–200 (Cook).  Rather, the Sub-Cap non-power costs are deemed "most controllable" by the Company and account for "a sizeable share of controllable expenditures."  See also tr. 7/10/08 at 187 (Behrns).

12. Tr. 7/09/08 at 66 (Deehan); tr. 7/09/08 at 242 (Cook).

13. Tr. 7/09/08 at 60–61 (Deehan).

14. Keefe/Cook reb. pf. at 6 and 10.

15. Id. at 8–9; tr. 7/09/08 at 240 (Keefe).

16. Tr. 7/09/08 at 244 (Keefe).

17. CVPS Initial Brief at 4.

18. CVPS Reply Brief at 2; CVPS-Rebuttal-PJK/RDC-6 at 2.

19. Id.

20. Exh. CVPS-Rebuttal-PJK/RDC-6 at 2; CVPS Reply Brief at 2.  CVPS's present rates are based on the 2008 COS that was approved in Docket 7321 in January, 2008.  The 2008 COS was filed for regulatory review by the Company in May, 2007.  At the time of that filing, the 2008 COS was based on CVPS's 2006 costs that, in turn, were adjusted for known and measurable changes as of May of 2007.

21. Docket 7175/7176 Tariff filing of Green Mountain Power Corporation requesting an 11.95% increase in its rates, effective May 29, 2006, and Petition of Green Mountain Power Corporation for approval of an alternative-regulation plan, Order of 12/22/06 at 9; Docket 7109, Order of 9/21/06 at 2.

22. Exh. CVPS-Rebuttal-PJK/RDC-6 at 1–2; tr. 7/09/08 at 189 (Picton); tr. 7/09/08 at 222 (Cook); tr. 7/10/08 at 107–110 (Cook).

23. Lowry reb. pf. at 20; tr. 7/10/08 at 12-13, 19 and 33 (Lowry); id. at 126 (Behrns).

24. Tr. 7/10/08 at 18 (Lowry).

25. We hold open for future consideration the possibility Dr. Lowry suggested of dispensing with cost-of-service review in alternative regulation altogether — as is done in other jurisdictions — in favor of relying solely on a revenue adjustment mechanism to ensure that utilities have a reasonable opportunity to earn their allowed rate of return while providing service at just and reasonable rates.  Lowry reb. pf. at 15; tr. 7/10/08 at 30–32 (Lowry).

26. Behrns pf. at 13.

27. Id.

28. Id.; exh. DPS-RWB-1.

29. Behrns pf. at 13.

30. Id.; exh. DPS-RWB-1.

31. During the technical hearings, CVPS witness Keefe testified that the Company could accept the Department's single-cap mechanism provided the base rates and applied escalation factor were "compensatory." Tr. 7/10/08 at 69 (Keefe).  For the reasons discussed later in this opinion, we share some of CVPS's concerns about the Department's use of the 2008 COS as a starting point under alternative regulation for calculating the initial rate-increase cap on non-power costs.

32. Keefe/Cook reb. pf. at 4 and 7; tr. 7/09/08 at 192 (Cook).

33. Keefe/Cook reb. pf. at 13–14; exh. CVPS-Rebuttal-PJK/RDC-3.

34. Keefe/Cook reb. pf. at 12.

35. Tr. 7/10/08 at 177 (Behrns).  According to the DPS, the Company's non-power costs have risen at a much higher rate over the past 5 years than is the case for other Vermont utilities.  Tr. 7/10/08 at 169–170 (Behrns).

36. Exh. CVPS-WJD-3 at 3.

37. Docket 7109, exh. VGS-CWA-4 at 1.  We recognize that the cap mechanism in the VGS alternative regulation plan also provides for a customer growth factor.  Docket 7109, Order of 9/21/06, Attachment "July 31 MOU" at 6.  We decline to make a similar adjustment for growth in CVPS's case.  Unlike CVPS, VGS is a fast-growing utility.  Tr. 7/10/08 at 123 (Behrns).  The decision to include a customer growth factor in VGS's cap mechanism reflects our policy of encouraging VGS's growth in order to expand the availability of natural gas as an energy source in Vermont.  Docket 6829, Tariff filing of Vermont Gas Systems, Inc. requesting a 10.6% rate increase, to take effect April 21, 2003 and to be implemented on October 1, 2003, Order of 10/07/03 at 5.  There is no comparable regulatory policy objective that would support a growth factor in CVPS's cap mechanism.

38. Exh. CVPS-Rebuttal-MNL-2 at Table 4.  If warranted, we may revisit the 1% figure we have chosen once the CVPS's business-process review is complete and the outcome is known.  The business-process review was a settlement condition in the MOU we approved in the Docket 7321 rate case.  The terms and objectives of this review are discussed in detailed findings in our final Order in that docket.  See Docket 7321 Order at 6–8.

39. The U.S. Department of Labor reports that the CPI-NE for 12 months ending August of 2008 is 5.5%.  See www.bls.gov/cpi (click on the Northeast region under Regional Resources).  Thus 5.5% - 1% = 4.5%.

40. Exh. DPS-RWB-1; exh. CVPS-JMK/GAW-2 at 18; tr. 7/10/08 at 200–203 (Cook).

41. If CVPS spends significantly less than accounted for in the adder, then it may be appropriate to make an adjustment to reflect this in subsequent base-rate reviews.

42. CVPS-WJD-2 at 6–7; tr. 7/09/08 at 202 (Keefe).

43. Behrns pf. at 15–16; tr. 7/10/08 at 192 (Behrns).

44. Department Initial Brief at 6.

45. Behrns pf. at 16.  CVPS agrees with this modification proposed by the Department.  CVPS Reply Brief at 8–9.  Accordingly, we adopt this modification.

46. Behrns pf. at 16.

47. Tr. 7/09/08 at 245 (Cook).

48. Id.

49. In addition to adopting the Department's recommendation that the earnings-sharing adjustment be made only once per year on a bills-rendered basis on July 1, we also accept the Department's recommendation of not permitting CVPS to propose an additional ESAM adjustment at the time of its annual November base-rate filing.

50. Docket 7175/7176, Order of 12/22/06 at 9; Docket 7109, Order of 9/21/06 at 2; Docket 6959/7142, Investigation into Successor Incentive Regulation Plan for Verizon, Order of 4/27/06 at 3; Docket 6959/7142, Investigation into Successor Incentive Regulation Plan for Verizon, Order of 9/26/05 at 25–28; Docket 6167/6189, Investigation into an Alternative Regulation Plan for New England Telephone, Order of  3/24/00 at 18–75.

51. Tr. 7/10/08 at 44 (Cook); Behrns pf. at 4; exh. CVPS-WJD-3 at 2 and 6.

52. Tr. 7/10/08 at 127 (Behrns).

53. Id. at 190 (Behrns).

54. Tr. 7/09/08 at 195 (Keefe); tr. 7/10/08 at 44 and 53 (Cook) and 51 (Keefe).

55. Keefe/Cook reb. pf. at 4.

56. Exh. CVPS-WJD-3 at 3; CVPS Initial Brief at 16.

57. Id.

58. Docket 7321, Order of 1/31/08 at 13–14.

59. Id. at 6, finding 14.

60. Behrns pf. at 13; tr. 7/09/08 at 127 (Behrns).

61. Docket 7321 Order of 1/31/08 at 13.

62. Exh. CVPS-Rebuttal-PJK/RDC-3; CVPS-Rebuttal-PJK/RDC-6.

63. Exh. CVPS-WJD-2 at 3.

64. Furthermore, it is not clear to us from reading the Proposed Plan what the Company intends to use as a basis for calculating the PCAM adjustment prior to the first annual cost-of-service filing for setting base rates.  Therefore, this issue will be taken up as well at the status conference and the parties should make suggestions about how to resolve this concern.

65. Exh. CVPS-WJD-2 at 2.

66. Exh. CVPS-WJD-2 at 2.

67. Tr. 7/09/08 at 49 (Deehan).

68. Docket 7109, Order of 9/21/06 at 3 (citing exh. PSB:MOU-2 at 1); Docket 7175/7176, Order of 12/22/06, Attachment 2 at 1.

69. See infra p. 32.

70. See infra, pp. 30–31 and p.35.

71. Exh. CVPS-JMK/GAW-3 at 2.

72. Tr. 7/09/08 at 154–155 (White).

73. Id.

74. Tr. 7/09/08 at 158 (Kraus).

75. PSB Rule 4.903A provides, in relevant part:
Each electric transmission and/or distribution utility shall keep a record of each Outage, including the date and time of interruption, the actual number of customers affected
(to the extent practicable), the date and time of service restoration, the outage Duration, the Customer Hours Out, identification of the circuit(s) affected, and, when known, the cause of such Outage (using the categories delineated in Section 4.903(B)(2)).

76. This condition is limited to tracking and reporting of information about outages to wholesale customers; we do not require CVPS to modify the manner in which it incorporates wholesale customer outage data into its calculation of System Average Interruption Frequency Index ("SAIFI") and Customer Average Interruption Duration Index ("CAIDI") as defined in Rule 4.900.

77. CVPS-WJD-2 at 4.

78. Behrns pf. at 16.

79. Id.  See also CVPS-WJD-2 at 11–12 (§  III E).

80. See infra p. 27; tr. 7/09/08 at 239 (Bishop) and 244 (Burke).

81. Tr. 7/09/08 at 239 (Bishop); tr. 7/09/08 at 244 (Keefe).

82. CVPS Initial Brief at 7 n. 3.

83. Id.

84. See Docket 6959/7142, Order of 9/26/05 at 23.

85. Finding 4, above.

86. Exh. CVPS-WJD-2 at 3.